UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Conagra Brands, Inc.

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ZERO SUGAR
Reddi wip
made with Real Cream
KETO FRIENDLY
DAIRY WHIPPED TOPPING

2022 PROXY STATEMENT

CONAGRA™
BRANDS

Notice of Internet Availability of Proxy Materials

We are pleased to provide access to our proxy materials via the internet. Our Notice of 2022 Annual Meeting of Shareholders, Proxy Statement and Annual Report for the fiscal year ended May 29, 2022 are available at http://www.conagrabrands.com/investor-relations/financial-reports/annual-reports.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of Annual Meeting, Proxy Statement and Annual Report unless you specifically request a copy. You may request a paper copy by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials available on or about August 10, 2022.

Conagra Brands, Inc.
222 W. Merchandise Mart Plaza
Suite 1300
Chicago, Illinois 60654

August 10, 2022

Dear Shareholders,

I am pleased to invite you to join us for the Conagra Brands Annual Meeting of Shareholders, or the Annual Meeting, which will be held on Wednesday, September 21, 2022, at 11 a.m. CDT. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CAG2022.

We will be holding the Annual Meeting virtually again this year. We have found that hosting a virtual Annual Meeting enables greater shareholder access, attendance and participation, improves meeting efficiency and our ability to communicate effectively with our shareholders, and reduces costs. The Annual Meeting will include a brief report on our business, a discussion of and voting on matters described in the Notice of 2022 Annual Meeting of Shareholders and Proxy Statement, and a question-and-answer session.

Looking back, fiscal 2022 was a year of continued volatility and dynamic conditions in which inflation, supply chain challenges, and world events all contributed to a challenging external environment. I’m proud that our dedicated Conagra team was able to remain focused on delivering innovation, value, and superior products to create lasting connections between consumers and our brands. As a result, we continued to deliver strong top-line growth, both in the absolute and relative to our peers, as we grew share versus the competition across our key product categories, and continued to invest in the long-term health of our business. We remain confident that our customers and consumers recognize the superior relative value of our products and that our business will continue to perform well in these dynamic times. With fiscal year 2023 now underway, we are well-positioned to weather any coming storms and keep driving toward the bright future on the horizon.

On behalf of our entire organization, I thank you for your shared confidence that Conagra Brands continues to be a compelling investment opportunity.

Sincerely,

Sean Connolly

President and Chief Executive Officer

2022 PROXY STATEMENT      III

Notice of 2022 Annual Meeting of Shareholders

When	Where	Who May Vote

Wednesday,	Online at	Shareholders of record as
September 21, 2022 11 a.m. CDT	www.virtualshareholdermeeting.com /CAG2022	of the close of business on August 1, 2022

ITEMS OF BUSINESS

1.	Election of nine director nominees;

2.	Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2023;

3.	Approval, on an advisory basis, of our named executive officer compensation;

4.	Approval of an amendment to our Certificate of Incorporation to allow shareholders to act by written consent;

5.	A shareholder proposal requesting that the Board adopt a policy to separate the office of the Chair and the office of the Chief Executive Officer, if properly presented; and

6.	Transaction of any other business properly brought before the Annual Meeting, or any postponement or adjournment thereof.

Carey Bartell

Executive Vice President, General Counsel

and Corporate Secretary

August 10, 2022

Attend Online

You are entitled to attend and participate in the Annual Meeting if you were a shareholder of record as of the close of business on August 1, 2022. To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. You may also ask questions, vote online, and examine our shareholder list during the Annual Meeting by following the instructions provided at www.virtualshareholdermeeting.com/CAG2022. Please see “Additional Information About the Meeting” in this Proxy Statement for details regarding the Annual Meeting.

Even if you plan to attend the Annual Meeting, please promptly vote your shares in advance by proxy. YOUR VOTE IS IMPORTANT.

  IV    CONAGRA BRANDS

2022 PROXY STATEMENT      V

Proxy Statement

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of Conagra Brands, Inc. (referred to as Conagra Brands, Conagra or the Company) of proxies to be voted at the Annual Meeting of Shareholders to be held on September 21, 2022 (the 2022 Annual Meeting). We began making our proxy materials available to shareholders on or about August 10, 2022.

Conagra Brands At a Glance

This summary highlights some of the information contained in this proxy statement. You should read the entire proxy statement before voting.

Our Company

Conagra Brands (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, the Company combines a rich heritage of making great food with a sharpened focus on innovation. The Company’s portfolio is evolving to satisfy people’s changing food preferences. Its iconic brands such as Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender’s®, Reddi-wip®, and Slim Jim®, as well as emerging brands, including Angie’s® BOOMCHICKAPOP®, Duke’s®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion.

  1    CONAGRA BRANDS

Our Vision

At Conagra, we aspire to have the most impactful, energized, and inclusive culture in food. We seek to build a diverse team that embraces debate to challenge marketplace and business conventions. We strive to be respected for our great brands, great food, great margins, and consistent results.

By the Numbers

Number of Locations:	Fiscal 2022 Revenue:	Number of Employees:
~50	~$11.5 Billion	~18,000

Fiscal 2022 Highlights

For Conagra Brands, fiscal 2022 was a year of continued volatility and dynamic conditions in which inflation, supply chain challenges, and world events all contributed to a challenging external environment. However, Conagra was able to remain focused on delivering innovation, value, and superior products to create lasting connections between consumers and our brands. As a result of taking decisive actions throughout the year, we continued to deliver strong top-line growth, both in the absolute and relative to our peers, as we grew share versus the competition in each our key product categories, and continued to invest in the long-term health of our business. We remain confident that our customers and consumers recognize the superior relative value of our products, and that our business will continue to perform well in these dynamic times.

Ultimately, we delivered results consistent with our adjusted guidance for the fiscal year.

Net Sales Growth: 3.1%	Operating Margin: 11.7%	Diluted EPS: $1.84

Organic Net Sales Growth[1]: 3.8%	Adjusted Operating Margin[2]: 14.4%	Adjusted Diluted EPS[3]: $2.36

[1]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
[2]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
[3]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

2022 PROXY STATEMENT      2

Specific performance highlights from fiscal 2022 include the following:

•	Organic Net Sales Growth:

We experienced strong organic net sales growth in all three of our retail segments in fiscal 2022, driven by growing and gaining share versus our competitors, as well as growth in e-commerce sales, and a robust innovation slate.

•	Operating Margin:

We delivered operating margin of 11.7% and adjusted operating margin of 14.4%4, successfully implementing inflation-driven pricing in the face of historic inflation.

•	Building Culture:

During fiscal 2022, we continued our work to nourish an inclusive culture that encourages openness, acceptance, and individual authenticity by introducing our multi-year Diversity and Inclusion learning journey. This important framework is rooted in our Timeless Values and in our five inclusive behaviors of genuine listening, civility, mutual respect, healthy debate, and compromise.

•	Capital Returned to Shareholders:

We paid $582 million in cash dividends in fiscal 2022.

[4]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

Investing in Our Culture: Our vision is to have the most impactful, energized, and inclusive culture in food. We believe that a diverse team and inclusive culture are key enablers of shareholder value creation. During fiscal 2022, we continued our work to deliver against our vision. Our Diversity and Inclusion Leadership Council, comprised of our Chief Executive Officer (CEO), his Senior Leadership team, and members of our Human Resources team continued to expand and refine our diversity and inclusion (or “D&I”) strategy, track our progress, and advance execution of our D&I goals.

The Council executed the company’s plan to focus on recruiting, advocating for, and developing diverse talent. The Council and the company re-affirmed the following goals for expanding diversity in our organization:

2025 Goal At least 40% of management-level roles held by women	2025 Goal Double people of color representation in management and middle-management roles

In support of the achievement of our goals, we undertook a variety of initiatives in fiscal 2022, including:

•	Launching our “Experience Inclusion” corporate website in December 2021 to highlight our D&I commitment and journey and our initiatives to enhance recruitment of diverse talent.

•

Expanding our diversity recruitment strategies focused on strengthening the diversity of candidate slates at the early talent (recent college graduates) and experienced hire levels. This year, Conagra was recognized by the Talent Board for our inclusive candidate experience, Eightfold for being a leader in the diversity recruitment space, and Mogul for our inclusive recruitment practices.

•

Partnering with Sounding Board, Inc. to launch an external coaching program to advance professional development for underrepresented talent, and expanding our internal mentoring program to our Latinx Employee Resource Group.

•

Awarding the “Conagra Refuse-to-Lose Scholarship” to 30 students from the Thurgood Marshall College Fund and Hispanic Scholarship Fund. All scholarship recipients were invited to participate in a mentorship program launched in May 2022.

•

Expanding our community partnerships with social justice organizations to support food vulnerable and diverse communities. Our community partners include the Chinese American Service League, Brave Space Alliance, La Casa Norte, Project Hood Communities, the Latino Center of the Midlands (formerly known as Chicano Awareness Center), the Intercultural Senior Center, the American Civil Liberties Union, and Human Rights Watch.

  3    CONAGRA BRANDS

•

Throughout fiscal 2022, the Human Resources Committee of our Board (the HR Committee) continued to receive regular reports from management on our D&I progress. The HR Committee has embedded D&I topics into its standing agenda and intends to continue discussing the topic regularly at all scheduled meetings in fiscal 2023.

Fiscal 2020—2022

We maintain a long-term strategic plan at Conagra and strive to set rolling three-year financial targets that the HR Committee of our Board can incorporate into long-term incentive compensation plans for our most senior executives. The three-years ending with fiscal 2022 were far more dynamic than originally expected. We initially focused fiscal 2020 on integrating the Pinnacle Foods, Inc. (Pinnacle) business and delivering turn-around plans for several large brands acquired in the Pinnacle transaction. However, by the end of the third quarter of fiscal 2020, the COVID-19 pandemic had introduced new challenges. During fiscal 2021, we rose to the challenge of the COVID-19 pandemic, and delivered for our consumers, customers, and shareholders while keeping our employees safe. We expected fiscal 2022 to be focused on navigating increased supply chain challenges posed by the pandemic and meeting increased customer and consumer demand driven by sustained elevated levels of at-home dining. However, fiscal 2022 introduced the additional challenges of historic and persistent inflation and supply chain headwinds stemming from geopolitical turmoil. In response to these challenges, we invested in our supply chain operations and successfully implemented inflation-driven pricing, while continuing to invest in our innovation pipeline.

As a result of our team’s agility and results-orientation over the last three years, we believe that we enter fiscal 2023 with a solid foundation from which to continue to deliver for investors.

Fiscal 2022 Compensation

For fiscal 2022, the HR Committee established an executive compensation program that was designed to promote attainment of our fiscal 2022 operating plan and fiscal 2022 to 2024 long-term goals. More specifically, the program contained the following elements:

FixedCompensation:	Incentive Compensation:
• Base Salary	• Fiscal 2022 Annual Incentive Plan (cash settled)
• Health and Welfare Benefits	• Fiscal 2022 – 2024 Long-term Incentive Plan (stock settled)
• Retirement Benefits

2022 PROXY STATEMENT      4

In designing the program, the HR Committee chose to include a mix of compensation types (salary, benefits, cash-based incentives, and equity-based incentives) and a mix of performance periods (single year and multi-year) to promote long-term, strategic decision-making. This approach was also intended to minimize the likelihood that our executives would be motivated to pursue overly risky initiatives or unsustainable results.

89% Percentage of our CEO’s FY22 compensation opportunity tied to Conagra’s performance	6x Our CEO’s stock ownership requirement, as a multiple of his base salary	>92% Level of shareholder support for our “Say on Pay” voting item in each of the last 5 years

No Hedging or pledging of company stock permitted for employees or members of the Board	Yes Clawback Policy in place to recoup unwarranted incentive compensation	Fully Independent The HR Committee’s compensation consultant performs no work for management

As more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Committee considered the positive business outcomes described above in determining final payouts under our incentive programs with performance periods concluding in fiscal 2022. The HR Committee further considered the importance of maintaining employee motivation and the impact that payouts under our fiscal year 2022 annual incentive plan might have on Conagra’s ability to retain and reward those employees necessary to help Conagra meet its financial and business objectives; the many operational and strategic accomplishments during fiscal 2022 in the face of evolving and dynamic challenges; and management’s decisive actions to partially mitigate the negative impacts of various external factors that were generally outside management’s control, including unexpected historic levels of input cost inflation and elevated supply chain operating costs that drove operating results to deviate from the plan. In light of these many considerations, the Committee applied an additional discretionary [        ]% increase to the payout under the fiscal year 2022 annual incentive plan pursuant to the original design of the plan. Our CEO and other senior executives named in this Proxy Statement received [        ] target payouts under the fiscal 2022 annual incentive plan and no payout under the fiscal 2020 to fiscal 2022 cycle of the long-term performance share plan.

The Committee believes that its fiscal 2022 compensation decisions appropriately reflect its pay-for-performance philosophy.

Voting Recommendations

At the 2022 Annual Meeting of Shareholders, we are asking shareholders to vote on the following items:

Proposal	Board’s Voting Recommendation

The election of 9 director nominees	FOR each nominee

The ratification of the appointment of KPMG LLP as our independent auditor for fiscal year 2023	FOR

The approval, on an advisory basis, of our named executive officer compensation	FOR

The approval of an amendment to our Certificate of Incorporation to allow shareholders to act by written consent	FOR

A shareholder proposal regarding the office of the Chair and the office of the Chief Executive Officer	AGAINST

  5    CONAGRA BRANDS

Our Corporate Citizenship

Our Environmental and Social Responsibility

At Conagra, we believe that when our people, our communities, and the environment are nourished and thriving, so are we. As a result, we take a strategic approach to corporate citizenship. We focus our efforts on the topics we believe are most material to the food industry, to our business, and to our stakeholders: Good Food, Better Planet, Responsible Sourcing, and Stronger Communities.

A few highlights of our work follow.

Good Food

Consumers around the globe are increasingly focused on the sustainability of their diets. Conagra recognizes the Food and Agriculture Organization of the United Nations’ definition of sustainable diets, which takes into consideration the nutritional value, cultural context, and economic, social, and environmental impacts of consumer food choices. As part of our ongoing effort to promote the adoption of sustainable diets in the markets we serve, Conagra offers a variety of products made with plant protein. Plant-based brands and platforms are now significant parts of our business; in fiscal 2021, Conagra’s total ingredient buy by volume was approximately 79% plant-based. In October 2021, Conagra was acknowledged for our work in this area, receiving recognition by FAIRR as the top-ranked U.S. company in efforts to diversify toward more sustainable proteins.

Better Planet

Climate Change Mitigation - Conagra has committed to strive toward reducing absolute Scope 1 and 2 greenhouse gas emissions by 25% by 2030 as compared to a fiscal 2020 baseline. In addition, Conagra has committed to striving toward reducing Scope 3 greenhouse gas emissions from purchased goods and services by 20% per metric ton of material sourced within that same timeframe.

Our 2030 greenhouse gas emissions goals supplement the work we’ve been doing for years. Since 2009, Conagra has decreased our carbon footprint by nearly 300,000 metric tons.

Water Conservation – Our water conservation projects have conserved 3.6 billion gallons of water since 2009, including 64 million gallons of water in fiscal 2022. During fiscal 2022, more than 85% of our operational water came from areas on the lower end of the World Resources Institute water risk spectrum.

Zero Waste - In fiscal 2022, ten of our manufacturing facilities diverted more than 95% of waste materials from landfills through recycling and other innovative waste reduction measures.

A key enabler of our sustainability work is the direct engagement of those closest to our operations: our employees. Our Sustainable Development Awards program is a cornerstone of our Better Planet strategy and uses an annual, internal competition to recognize innovative projects related to sustainable production. Each year, our employees identify, design, implement, and then submit for recognition projects that save energy, conserve water, and reduce waste.

2022 PROXY STATEMENT      6

Responsible Sourcing

We source goods and services in accordance with our Supplier Code of Conduct, under which suppliers are required to: reduce environmental impacts such as deforestation, greenhouse gas emissions, and waste generation; protect water resources through restorative or conservation efforts; support social needs in the communities in which they operate though philanthropic investment, diversity and inclusion efforts, and human rights practices; and support efforts to implement traceability of goods and services throughout the supply chain.

Our approach to product packaging takes environmental impacts into account while continuing to prioritize food quality and safety. We are also focused on encouraging our supply chain partners to engage in sustainable agriculture practices. We recently partnered with U.S. Farmers and Ranchers in Action and other stakeholders to create the Decade of Ag Vision, a collaborative effort to restore our environment through agriculture that regenerates natural resources.

Stronger Communities

Corporate Ethics and Culture - Our Code of Conduct provides guideposts for how our employees and Board members are expected to conduct themselves when representing Conagra both inside and outside the company. We conduct annual trainings to ensure that employees are aware of our expectations and their obligations under the Code of Conduct.

We take pride in our culture and we’re guided by our six Timeless Values:

•	Integrity: Doing the right things and doing things right

•	External focus: Centering on the consumer, customer, competitor, and investor

•	Broad-mindedness: Seeking out and respecting varied perspectives; embracing collaboration and assuming positive intent
•	Agility: Converting insights into action with the speed of an entrepreneur

•	Leadership by all: Simplifying, making decisions, inspiring others, and acting like an owner

•	Focus on results: Leveraging a “refuse-to-lose” obsession with impact and value creation

Human Rights, Diversity and Inclusion - We seek to leverage our differences as a competitive advantage. In fiscal year 2022, Conagra received a perfect score of 100% on the Human Rights Campaign’s Corporate Equality Index for the eighth year in a row. Our CEO is an original signatory to the CEO Action for Diversity and Inclusion™ Pledge.

As discussed above, we have developed a comprehensive strategy designed to support our efforts to increase representation of people of color and women in management roles and have published five-year representation goals for our workforce, including striving to double our people of color representation in management and middle-manager level roles versus our fiscal 2020 baseline, and striving to have 40% of our management level roles held by people identifying as women. We plan to use recruitment, advocacy, and development initiatives to enhance the diversity of our talent and create a more inclusive workplace for all.

Employee Health & Safety - Our global Environment, Occupational Health and Safety Philosophy drives us towards continuous environment, health, and safety (“EH&S”) improvement, as measured by environmental and safety indicators implemented through our EH&S management approach. Our Occupational Safety & Health Administration incident rate during fiscal 2022 was 1.67 incidents per 100 full-time workers, which was below the industry average of 5.10 for companies in the food manufacturing sector.

Community Impact & Philanthropy - We believe in giving back to the communities in which we live and work. Employee volunteerism, product donations, and financial contributions are all a part of our community impact approach. Each year Conagra Brands employees participate in activities to recognize Hunger Action Month in September, participate in our United for Change fundraising campaign during the fall, and volunteer during our annual Month of Service in April. While we engage on an array of topics, we recognize the unique opportunity we have to a make a difference in the global effort to end food insecurity.

  7    CONAGRA BRANDS

Top 50 Conagra was named as one of the 50 most community-minded companies in the U.S. by The Civic 50 for a fourth consecutive year.	25 million meals In fiscal 2022, Conagra donated over the equivalent of approximately 25 million meals to Feeding America and its network of food banks.

Our Commitment to Good Governance

Our Board is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment, communicates with investors, and adapts governance practices as needed to support informed, competent, and independent oversight on behalf of our shareholders. Examples of practices discussed in more detail throughout this proxy statement include the following:

Independent Board Leadership

The Board believes that independent Board leadership is a critical component of our governance structure. Since 2005, our Board Chair and CEO roles have been separate, The Board will select a lead director from the independent directors if the positions of Board Chair and CEO are held by the same person in the future.

Majority Voting in Uncontested Director Elections

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, they must promptly tender their resignation, subject to acceptance by the Board.

Proxy Access

Our Amended and Restated Bylaws, (the “Bylaws”) permit shareholders to nominate directors through proxy access. Any shareholder, or group of up to 20 shareholders collectively, owning at least 3% of the outstanding shares of Conagra Brands common stock continuously for at least three years may nominate director candidates for inclusion in our proxy materials.

Board Refreshment	As of August 10, 2022, the average tenure of our Board members was approximately 6 years. No director may be nominated to a new term if he or she would be over age 72 at the time of the election.

2022 PROXY STATEMENT      8

Board Diversity

The Board values diversity and strives to build a group that delivers diverse views, perspectives, backgrounds, and experiences. As of August 10, 2022:

•   67% of the Board was female or ethnically diverse

•   Our average age was approximately 65

•   75% of our Board’s leadership positions were held by women

Board’s Role in Risk Oversight

Each of the Board and its key standing committees plays an active part in overseeing enterprise risk. The Board and its Committees routinely receive updates from management and external advisors on critical risk areas, including, but not limited to, overall enterprise risk, financial risk, cybersecurity and information technology risk, operational risk, food safety risk, human capital management risk, compliance risk, industry risk, climate risk, and ESG (as defined below) risk.

Board’s Role in Overseeing Environmental, Social, and Governance Issue (“ESG”)

The Nominating and Corporate Governance Committee is responsible for reviewing with management investor and other stakeholder expectations for the company’s ESG goals, policies and practices, and the company’s progress against ESG goals (except as reviewed by another committee), as well as its material corporate citizenship and social responsibility reports.

Board’s Role in Overseeing Human Capital Management

The HR Committee’s is responsible for reviewing, directly or with the full Board, human capital management programs and processes for the company, including the company’s approach to the following items for the Senior Leadership Team and employees generally:

•   talent acquisition, development, assessment, and retention

•   employee health and wellness

•   diversity and inclusion initiatives, goals and results

•   employee policies and related compliance matters

•   the company’s culture and its connection to the company’s overall strategy

  9    CONAGRA BRANDS

“We took decisive actions throughout fiscal 2022 to combat the historic levels of inflation we faced, while continuing to invest in our business. Our brands continued to resonate with consumers, as we have gained share across our key product categories. And we remain focused on driving top-line growth, growing our margins, and progressing our supply chain to drive long-term value for our shareholders. Due to the hard work of our entire team and the underlying strength of our business, we are well-positioned for fiscal 2023.”

– Sean Connolly

2022 PROXY STATEMENT      10

VOTING ITEM #1:

Election of Nine Director Nominees

Our business is managed under the direction of the Board, and you are being asked to vote to elect the members of the Board to hold office until the Conagra Brands 2023 Annual Meeting of Shareholders, and until their successors have been elected and qualified. The members of the Board take their obligations to you, our shareholders, seriously, and we therefore include in this Proxy Statement the key information you need to vote for our election to serve you for another year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE **"FOR"** EACH OF THE DIRECTOR NOMINEES LISTED ON THE FOLLOWING PAGES.

gardein
ULTIMATE
PLANT-BASED
CHICK'N
TENDERS
15g PROTEIN
NO DAIRY INGREDIENTS
ALWAYS VEGAN
SEE NUTRITION INFORMATION FOR SODIUM CONTENT
NET WT 15 OZ (425g)
KEEP FROZEN
COOK THOROUGHLY

Who We Are

Currently, the Board consists of 12 directors whose terms expire at the 2022 Annual Meeting. Ms. Joie Gregor, Mr. Rajive Johri and Mr. Craig Omtvedt, three of our directors, have turned 72, Conagra’s retirement age under its Corporate Governance Principles. As a result, these directors will not stand for re-election at the 2022 Annual Meeting and their terms on the Board will expire at the conclusion of the 2022 Annual Meeting. Our Board thanks Ms. Gregor, Mr. Johri, and Mr. Omtvedt for their many years of exemplary service to Conagra.

Based on the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board has nominated nine current directors, as named in this Proxy Statement, for election at the 2022 Annual Meeting.

The following biographies detail the age and principal occupations during at least the past five years for each director nominee; the year the nominee was first appointed to the Board; and the public company directorships they now hold and have held.

If elected, each of the directors will hold office until the Conagra Brands 2023 Annual Meeting of Shareholders, and until their successors have been elected and qualified. We have no reason to believe that any of the nominees for director will be unable to serve if elected.

 Anil Arora

  Age: 61

  Director Since:

  July 17, 2018

  Independent

  Board Committees:

•    Human Resources Committee

At the conclusion of the 2022 Annual Meeting Mr. Arora will begin serving as a member of the Nominating and Corporate Governance Committee.

Other public company directorships:

•   Ping Identity Holding Corp. from 2022 to present

•   ON24, Inc. from 2022 to present

•   Envestnet, Inc. (Envestnet) from 2015 to 2021

•   Yodlee, Inc. (as Chairman) for March 2014 until November 2015

Experiences, qualifications, and skills considered in re-nominating Mr. Arora:

• Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from experience as President and CEO of Yodlee, Inc. from start-up phase through its IPO and subsequent acquisition by Envestnet, and subsequently as Vice Chairman of Envestnet and Chief Executive of Envestnet | Yodlee.

• Technology Expertise: Extensive experience in technology, operating at the intersection of the consumer, internet, and technology sectors.

• M&A Experience: Led Yodlee through its growth from start-up through ultimate acquisition.

Mr. Arora served as Vice Chair of Envestnet and Chief Executive of Envestnet | Yodlee from 2015 until his retirement in 2019. Prior to that, he served as President, CEO and as a director of Yodlee, Inc. from 2000 until its initial public offering in 2014 and as Chair of the board of directors of Yodlee, Inc. from 2014 until 2015.

Prior to joining Yodlee, Inc. Mr. Arora served in various positions with Gateway, Inc.

Earlier in his career, Mr. Arora served in various strategy and marketing positions for The Pillsbury Company and Kraft Foods Group, Inc.

2022 PROXY STATEMENT      12

Thomas “Tony” K. Brown Age: 66 Director Since: October 15, 2013 Independent Board Committees: • Audit / Finance Committee • Nominating and Corporate Governance Committee

Other public company directorships:

• 3M Company since 2013

• Tower International, Inc. from 2014 until 2019

Experiences, qualifications, and skills considered in re-nominating Mr. Brown:

• Public Company Experience; Former C-Suite Executive: Understanding of governance issues facing public companies from his board service to other public companies; broad leadership capabilities and insights from his experience in leadership roles at Ford Motor Company and other companies.

• International Expertise: Vast experience in global purchasing and supply chain at Ford Motor Company and other companies.

Mr. Brown served as Group Vice President, Global Purchasing with Ford Motor Company from 2008 until his retirement in August 2013. He joined Ford Motor Company in 1999 and served in various leadership capacities in global purchasing during his tenure.

Prior to joining Ford Motor Company, Mr. Brown served in leadership positions at United Technologies Corporation (as Vice President, Supply Chain), QMS, Inc. and Digital Equipment Corporation.

  13    CONAGRA BRANDS

Manny Chirico Age: 65 Director Since: February 1, 2021 Independent Board Committees: • Audit / Finance Committee

Other public company directorships:

• Dick’s Sporting Goods, Inc. since 2003

• PVH Corp. from 2005 until 2021

Experiences, qualifications, and skills considered in nominating Mr. Chirico:

• Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from experiences as Chair, CEO of PVH Corp. and through additional executive positions with PVH Corp. over two decades. Broad understanding of governance issues facing public companies from his board service to other public companies.

• Market Facing Experience; International Expertise: Substantial international business and management experience from service as Chair and Chief Executive Officer of a public company with global operations.

• Finance / Capital Management Expertise; Risk Management Expertise: Deep expertise in finance, risk and compliance oversight based on roles of increasing responsibility, including as a Controller, CEO, and as Chief Operating Officer at a public company.

• M&A Experience: Significant transactional experiences as an executive and board member.

Mr. Chirico served as CEO of PVH Corp. from 2006 until his retirement in 2021, and as its Chair from 2007 to 2021. Prior to serving as its CEO, Mr. Chirico served in various roles of increasing responsibility with PVH Corp., including as Controller, Chief Financial Officer, and President and Chief Operating Officer.

Prior to joining PVH Corp., Mr. Chirico was a Partner at Ernst & Young LLP and ran its Retail and Apparel Practice Group.

2022 PROXY STATEMENT      14

Sean M. Connolly Age: 57 Director Since: April 6, 2015 Not Independent Board Committees: • Executive Committee

Other public company directorships:

• The Hillshire Brands Company from June 2012 to August 2014

Experiences, qualifications, and skills considered in re-nominating Mr. Connolly:

• Public Company Experience; Active C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies as well as from his current board service to privately held S.C. Johnson & Son, Inc.; closest knowledge of our business and operations as a result of his service as the CEO and President of Conagra Brands.

• Market Facing Experience: Extensive career focused on and committed to building leading consumer brands in the food industry.

• M&A Experience: Transactional experience during his tenure with several companies in the consumer packaged goods industry.

Mr. Connolly has served as our President and CEO and a member of the Board since April 6, 2015.

Previously, he served as President and CEO and as a director of The Hillshire Brands Company from June 2012 to August 2014. Before becoming CEO of Hillshire, Mr. Connolly served as Executive Vice President of Sara Lee Corporation and CEO, Sara Lee North American Retail and Foodservice.

Prior to joining Sara Lee in anticipation of the spin-off of Hillshire, Mr. Connolly served as President of Campbell North America, the largest division of Campbell Soup Company; President, Campbell USA; and President, North American Foodservice for Campbell. Before joining Campbell in 2002, he served in various marketing and brand management roles at The Procter & Gamble Company.

  15    CONAGRA BRANDS

George Dowdie Age: 67 Director Since: March 1, 2022 Independent Board Committees: • Audit / Finance Committee

Other public company directorships:

• None

Experiences, qualifications, and skills considered in re-nominating Mr. Dowdie:

• Public Company Experience; Active C-Suite Executive: Strong leadership capabilities and insights from his experience in various leadership roles at Starbucks, Campbell Soup Company, Seagram Co., Ltd. and Frito-Lay; broad understanding of governance issues facing public companies from his tenure with other public companies.

• Market Facing Experience: Significant experience in managing product development and innovation for leading consumer products in the food and beverage industries.

• International Expertise: Substantial international business and management experience from leading supply chain, product development and food safety operations in organizations with operations in various geographic regions.

Mr. Dowdie has been the Executive Vice President of Global Supply Chain of Starbucks, Corp. since October 2020. His prior role with Starbucks was as the Senior Vice President of Global Food Safety, Quality & Regulatory (from January 2013 to October 2020). Prior to joining Starbucks, Mr. Dowdie held leadership roles at Campbell Soup Company, Seagram Co., Ltd., and Frito-Lay, related to supply chain management, food safety and quality strategy, research and development, new product development and commercialization, innovation management, and new business development.

2022 PROXY STATEMENT      16

 Fran

 Horowitz

  Age: 58

  Director Since:

  August 2, 2021

  Independent

  Board Committees:

•   Audit / Finance Committee

At the conclusion of the 2022 Annual Meeting Ms. Horowitz will cease serving on the Audit /Finance Committee will begin serving as a member of the Human Resources Committee.

Other public company directorships:

• Abercrombie & Fitch Co. since 2017

Experiences, qualifications, and skills considered in re-nominating Ms. Horowitz:

• Public Company Experience; Active C-Suite Executive: Strong leadership skills and insights from experience as CEO of Abercrombie & Fitch Co. and through additional executive positions with a variety of companies. Broad understanding of governance issues facing public companies from her board service to Abercrombie & Fitch Co.; extensive senior leadership experience at several organizations.

• Finance / Capital Management Expertise: Expertise in finance, risk, and compliance oversight from her service in roles of increasing responsibility at numerous companies.

• International Expertise: Substantial international business and management experience from Abercrombie & Fitch Co. and prior service to organizations with operations in various geographic regions.

Ms. Horowitz has been the CEO of Abercrombie & Fitch Co. since February 2017. Prior to that, she was President and Chief Merchandising Officer of Abercrombie & Fitch Co. from December 2015 to February 2017, where she was responsible for all brands and Brand President of Hollister from October 2014 to December 2015. Prior to joining Abercrombie & Fitch Co., Ms. Horowitz held leadership positions with a variety of leading fashion retailers, including Ann, Inc., Express, Inc. and Bloomingdale’s.

  17    CONAGRA BRANDS

 Richard H.

 Lenny

  Age: 70

  Director Since:

  March 17, 2009

  Non-Executive

  Chair Since:

  May 28, 2018

  Independent

  Board Committees:

•   Executive Committee (Chair)

•   Human Resources Committee

•   Nominating and Corporate Governance Committee

As Board Chair, Mr. Lenny is also deemed an ex-officio member of the Audit / Finance Committee. At the conclusion of the 2022 Annual Meeting Mr. Lenny will begin serving as Chair of the Nominating and Corporate Governance Committee,

Other public company directorships:

• Discover Financial Services from 2009 until 2018

• Illinois Tool Works Inc. since 2014 (independent lead director since 2020)

• McDonald’s Corporation since 2005

Experiences, qualifications, and skills considered in re-nominating Mr. Lenny:

• Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; strong leadership capabilities and insights, particularly with major consumer brands based on his lengthy career in the food industry.

• Market Facing Experience; International Expertise: Deep knowledge of strategy, marketing, and business development in the consumer products food industry domestically and abroad from his lengthy career in leadership roles in global food companies.

Mr. Lenny served as Chair, President and CEO of The Hershey Company from 2001 until his retirement in 2007.

Prior to joining The Hershey Company, Mr. Lenny served as Group Vice President of Kraft Foods, Inc. and as President of Nabisco Biscuit Company.

Mr. Lenny served as non-executive Chair of Information Resources, Inc. (a market research firm) from 2013 until 2018. He served as a senior advisor with Friedman, Fleischer & Lowe, LLC (a private equity firm) from 2014 until 2016 and as an operating partner from 2011 until 2014.

2022 PROXY STATEMENT      18

 Melissa Lora

  Age: 60

  Director Since:

  January 4, 2019

  Independent

  Board Committees:

•   Audit / Finance Committee (Chair)

•   Executive Committee

At the conclusion of the 2022 Annual Meeting, Ms. Lora will begin serving as a member of the Nominating and Corporate Governance Committee.

Other public company directorships:

• KB Home since 2004 (lead independent director since 2016)

• MGIC Investment Corporation from 2018 to 2022

Experiences, qualifications, and skills considered in re-nominating Ms. Lora:

• Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from her experience in various leadership roles at Taco Bell Corp.; broad understanding of governance issues facing public companies from her board service to other public companies, including as lead independent director of KB Home.

• Market Facing Experience; International Expertise: Substantial international business and management experience from service as President of Taco Bell International.

• Finance / Capital Management Expertise; Risk Management Expertise: Deep expertise in finance, risk, and compliance oversight from more than a decade of service as Chief Financial Officer of an operating division (Taco Bell Corp.) of Yum! Brands, Inc., as well as a decade of service as the Chair of the Audit Committee of KB Home.

Ms. Lora served as President of Taco Bell International, a segment of Taco Bell Corp. a subsidiary of Yum! Brands, Inc., from 2013 until her retirement in 2018. She previously served in various roles at Taco Bell Corp., including Global Chief Financial and Development Officer from 2012 to 2013, Chief Financial and Development Officer from 2006 to 2012, and Chief Financial Officer from 2001 to 2006.

  19    CONAGRA BRANDS

Ruth Ann Marshall Age: 68 Director Since: May 23, 2007 Independent Board Committees: • Executive Committee • Human Resources Committee (Chair) • Nominating and Corporate Governance Committee

Other public company directorships:

•  Global Payments Inc. since 2006

•  Regions Financial Corporation since 2011

Experiences, qualifications, and skills considered in re-nominating Ms. Marshall:

• Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from her service to MasterCard International, Inc., including marketing, account management and customer service; broad understanding of governance issues facing public companies from her board service to other public companies.

• Market Facing Experience; International Expertise; Technology Expertise: Significant domestic and international experience in growing the MasterCard Americas business, including through new product development; technology expertise built through a career in the payments technology industry.

• Finance / Capital Management Expertise; Risk Management Expertise: Expertise in finance from her service to MasterCard and on the Audit Committee of Regions Financial and transactional experience from her board service to other public companies.

Ms. Marshall was President of the Americas at MasterCard International, Inc. from October 1999 until her retirement in June 2006. At MasterCard, Ms. Marshall was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America, and the Caribbean.

Prior to joining MasterCard International, Inc., Ms. Marshall served as Senior Executive Vice President of Concord EFS, Inc., where she oversaw marketing, account management, customer service, and product development.

2022 PROXY STATEMENT      20

How We are Selected

The Board desires that its membership collectively hold a broad range of skills, education, experiences, qualifications, and characteristics, including diversity, that can be leveraged for the benefit of the company and its shareholders. Not only must individuals exhibit high standards for ethics and integrity to be nominated for Board service, they must be willing to commit the time needed to faithfully carry out a director’s duties, including overseeing our strategy, CEO succession planning, and director refreshment processes.

We seek to maintain a Board comprised predominately of independent directors. In addition to independence, we seek individuals with the following experiences, skills, and characteristics:

Public company board experience	Active or former C-Suite executive	Market-facing experience	International expertise	Finance/capital management expertise	M&A experience	Technology expertise	Risk management expertise

Our Nominating and Corporate Governance Committee plays a key role in identifying candidates for the Board who fulfill these requirements. More information on director recruitment and selection processes can be found in the “Director Nomination Process” section of this Proxy Statement.

The following matrix summarizes, for each director nominee and as of August 10, 2022, the skills they bring to the Board, their age and Board tenure, their independence, and other qualities and characteristics that contribute to our goal of building a Board of diverse views, perspectives, backgrounds, and experiences.

Director	Experiences and Skills	Age	Tenure (Years)	Independent	Race / Ethnic Diversity[1]	Gender Diversity[1]	LGBTQ+[1]

Arora		61	4

Brown		66	9

Chirico		65	2

Connolly		57	7	CEO

Dowdie		67	<1

Horowitz		58	1

Lenny		70	13

Lora		60	3

Marshall		68	15

Average/Total		63	6	8 (89%)	3 (33%)	3 (33%)	1 (11%)

1	Based on director nominees’ self-identified characteristics.

  21    CONAGRA BRANDS

Director Refreshment

As noted in the table above, our Board represents a mix of long-tenured directors and new perspectives, insights, expertise, and experiences, with five of our director nominees having a tenure on our Board of less than five years, and this is intentional.

The Board uses refreshment processes to enable it to evaluate the continued alignment of the Board’s membership with the needs of Conagra Brands. The Board’s refreshment processes involve reviewing and modifying the skills and characteristics required for membership. The Board also enables planned refreshment through its retirement policy, pursuant to which no director may be nominated to a new term if he or she would be over age 72 at the time of the election. In accordance with this policy, Ms. Joie Gregor, Mr. Rajive Johri, and Mr. Craig Omtvedt have not been nominated for re-election as directors at the 2022 Annual Meeting.

Director Independence

To be considered independent, the Board must affirmatively determine that a director has no material relationship with Conagra Brands. In making its independence determinations, the Board applies the listing standards of the New York Stock Exchange (the NYSE), and the categorical independence standards contained in our Corporate Governance Principles. The Board considers even immaterial relationships, including transactions, relationships, and arrangements with the company, in its decision-making process to ensure a complete view of each director’s independence.

The Board has determined that 11 of our 12 current directors – directors Arora, Brown, Chirico, Dowdie, Gregor, Horowitz, Johri, Lenny, Lora, Marshall, and Omtvedt – have no material relationships with Conagra Brands and are independent within the meaning of applicable independence standards. The Board has also determined that 8 of our 9 nominees for director – directors Arora, Brown, Chirico, Dowdie, Horowitz, Lenny, Lora, and Marshall – have no material relationships with Conagra Brands and are independent within the meaning of applicable independence standards. The Board also determined that Scott Ostfeld, who served as a director until April 2022, had no material relationships with Conagra Brands and was independent within the meaning of applicable independence standards. Mr. Connolly is not considered to be independent due to his employment with Conagra Brands.

To take a holistic approach to its independence determinations, the Board also reviewed commercial relationships between Conagra Brands and companies on whose boards our nominees served during fiscal 2022. The relationships with these companies involved Conagra Brands’ purchase or sale of products and services in the ordinary course of business on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under our Corporate Governance Principles or under applicable law and NYSE listing standards.

In addition to satisfying our independence standards, each member of the Audit / Finance Committee of the Board must satisfy an additional Securities and Exchange Commission (SEC) independence requirement. This requirement provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of Conagra Brands. Each member of the Audit / Finance Committee satisfies this additional independence requirement.

The SEC and NYSE have also adopted heightened standards relating to the independence of members of the HR Committee. These standards require consideration of the source of Human Resources Committee members’ compensation, including any consulting, advisory or other compensatory fees paid to a Human Resources Committee member, and each Human Resources Committee member’s affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the Human Resources Committee satisfies these additional independence requirements.

2022 PROXY STATEMENT      22

How We Govern

The Board is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment, communicates with investors, and adapts its governance practices as needed to support informed, competent, and independent oversight on behalf of our shareholders. Our Corporate Governance Principles provide a summary of these practices and are available on our website at http://www.conagrabrands.com/investor-relations/corporate-governance/principles. Highlights of our corporate governance practices include the following:

Fully Independent Key Committees

Critical aspects of the Board’s work are handled by three key standing committees, each of which is comprised solely of independent directors: an Audit/Finance Committee, a Human Resources Committee, and a Nominating and Corporate Governance Committee.

Annual Election of Directors	To promote accountability to shareholders, our directors stand for election on an annual basis.
Majority Voting in Uncontested Director Elections

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board, subject to acceptance by the Board. Within 90 days of the certification of the election results, the Board will publicly disclose its decision regarding the tendered resignation.

Regularly-Scheduled Executive Sessions

The Board meets on a regularly scheduled basis and holds an independent executive session at every regularly scheduled meeting of the Board and its respective committees. The Chair of the Board presides at all Board meetings, including executive sessions.

89% Director Independence

The Board has determined that 8 of our 9 nominees for director have no material relationship with Conagra Brands and are independent within the meaning of applicable independence standards, including the listing standards of the NYSE and the categorical standards contained in our Corporate Governance Principles.

  23    CONAGRA BRANDS

Independent Board Leadership

The Board believes that independent Board leadership is a critical component of our governance structure. Since 2005, our Board Chair and CEO roles have been separate. The Board will select a lead director from the independent directors if the positions of Board Chair and CEO are held by the same person in the future.

Director Attendance at Meetings

During fiscal 2022, the Board met six times (five regular meetings and one special meeting). Board member attended 75% or more of the total number of fiscal 2022 meetings of the Board and committees of the Board on which he or she served (held during the period in which the Board member served).

Board members are required to attend the company’s annual meeting of shareholders each year. All of the directors serving at the time of the 2021 Annual Meeting of Shareholders attended the meeting.

Board, Committee, and Individual Evaluation Processes

Each of the Board, the Audit / Finance Committee, the HR Committee, and the Nominating and Corporate Governance Committee conducts a self-evaluation of its performance on an annual basis. In addition, individual director evaluations are conducted annually.

Retirement Age

No director may be nominated to a new term if he or she would be over age 72 at the time of the election. As previously noted, in accordance with this policy, current directors Joie Gregor, Rajive Johri, and Craig Omtvedt have not been nominated for re-election as directors at the 2022 Annual Meeting.

Orientation and Continuing Education

We conduct an orientation program for each new director as soon as possible following his or her election or appointment. The orientation includes presentations by senior management with respect to a wide range of topics, including our strategic plans, governance practices, control environment, and human capital management priorities.

Board members receive materials and briefing sessions to continue their education on subjects that assist them in the discharge of their duties. We also provide reimbursement of expenses associated with our independent directors’ attendance at one outside director education program each fiscal year.

2022 PROXY STATEMENT      24

Proxy Access

Our Amended and Restated Bylaws permit shareholders to nominate directors through proxy access. Any shareholder, or group of up to 20 shareholders collectively, owning at least 3% of the outstanding shares of Conagra Brands common stock continuously for at least three years may nominate director candidates for inclusion in our proxy materials (not to exceed the greater of two candidates or 20% of the number of directors then in office).

Board Leadership Structure

The Board believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Board Chair or, if the positions of Chair and CEO are held by the same person, an independent lead director. Since 2005, our Chair and CEO roles have been separate. The Board believes this current structure of separating the roles of Chair and CEO allows our CEO to focus his time and energy on setting the strategic direction for the company, oversee daily operations, engage with external constituents, develop our leaders, build our culture, and promote employee engagement at all levels of the organization. Meanwhile, this structure allows our independent Chair to lead the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO and senior leadership team between Board meetings on business developments, and providing overall guidance to our CEO as to the Board’s views and perspectives, particularly on the strategic direction of the company. The Board also believes this leadership structure, coupled with independent directors serving as Chairs of each of our three key standing Board committees, enhances the Board’s effectiveness in providing independent oversight of material risks affecting the company and fulfilling its risk oversight responsibility.

Board Committees – Overview

The Board has established four standing committees: the Audit / Finance Committee, the Executive Committee, the HR Committee, and the Nominating and Corporate Governance Committee. The Audit / Finance Committee, HR Committee and Nominating and Corporate Governance Committee operate under written charters that have been approved by the full Board; each of these three committees is comprised entirely of independent directors.

  25    CONAGRA BRANDS

Membership on each of the Board’s standing committees as of August 10, 2022 is as follows:

Name	Audit / Finance Committee	Executive Committee	HR Committee	Nominating and Corporate Governance Committee

Anil Arora

Tony Brown

Manny Chirico

Sean M. Connolly

George Dowdie

Joie A. Gregor(1)				Chair

Fran Horowitz

Rajive Johri(1)

Richard H. Lenny		Chair

Melissa Lora	Chair

Ruth Ann Marshall			Chair

Craig P. Omtvedt(1)

Total Meetings in FY2022	10	--	5	6

(1)

These directors have not been nominated for re-election as directors and will not stand for re-election at the 2022 Annual Meeting. At the conclusion of the 2022 Annual Meeting, Mr. Lenny will serve as Chair of the Nominating and Corporate Governance Committee.

Executive Committee

The Executive Committee exists to act on behalf of the Board between meetings as exigency requires or at the request of the full Board. Its membership includes the Board Chair, the Chairs of each other standing Committee, and the CEO. During fiscal 2022, its membership was comprised of Directors Connolly, Gregor, Lenny (who served as Committee Chair), Lora, and Marshall. It did not meet.

2022 PROXY STATEMENT      26

Audit / Finance Committee

Committee Members:	Primary Responsibilities

Tony Brown

Manny Chirico

George Dowdie

Fran Horowitz*

Rajive Johri*

Melissa Lora, Chair

Craig P. Omtvedt*

* Messrs. Johri and Omtvedt have not been nominated for re-election as directors at the 2022 Annual Meeting. At the conclusion of the 2022 Annual Meeting Ms. Fran Horowitz will cease serving on the Audit/Finance Committee and will begin serving as a member of the HR Committee.

   Oversee the integrity of the company’s financial statements and review annual and quarterly SEC filings and earnings releases

   Receive reports on critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

   Retain the independent auditor and review the qualifications, independence, and performance of the independent auditor; pre-approve audit and non-audit services performed by the independent auditor

   Review the qualifications, independence and performance of the internal audit department

   Receive reports from management and discuss policies with respect to significant enterprise-wide risks facing the company, including, but not limited to financial risks such as derivative and treasury risks and associated regulatory requirements, cybersecurity and information technology risks (including review of the state of the company’s cybersecurity, emerging cybersecurity developments and threats, and the company’s strategy to mitigate cybersecurity risks), and operational risks, and how such risks are being identified, assessed and managed by the company and management

   Review the company’s compliance with legal and regulatory requirements

   Annually review the company’s financial condition (including matters such as liquidity, margin management, debt levels, credit ratings and interest rate risk exposure), capital structure (including sources and uses of capital), long-term financing strategy, and oversee risks related to such matters

Financial Expertise and Financial Literacy

The Board has determined that each director who served on the Audit / Finance Committee during fiscal 2022 is financially literate within the meaning of NYSE rules and independent in accordance with SEC rules, NYSE listing standards, and the company’s independence standards. The Board also determined that directors Chirico, Johri, Lora, and Omtvedt are qualified as audit committee financial experts within the meaning of SEC regulations.

Related-Party Transactions

The Audit / Finance Committee has adopted a written policy regarding the review, approval, and ratification of related-party transactions. the Audit / Finance Committee’s responsibility for the review, approval, ratification, and oversight of related-party transactions (generally, transactions involving an amount in excess of $120,000 in which the company was, is, or will be a participant and in which a director, director nominee, executive officer, more than 5% shareholder, or immediate family member of any of the foregoing had, has or will have a direct or indirect material interest). Under the

  27    CONAGRA BRANDS

policy, all related-party transactions are subject to reasonable prior review and approval by the Audit / Finance Committee. In circumstances where it is not reasonable or practical to wait until the next Audit / Finance Committee meeting to review a proposed related-party transaction, the chair of the Audit / Finance Committee may review and approve such related-party transaction. Any such approval must be reported to and ratified by the Audit / Finance Committee at its next regular, in-person meeting.

In determining whether to approve or ratify a related-party transaction, the Audit / Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. No director is permitted to participate in any approval of a related-party transaction in which he or she is a related party, except that the Board member will provide all material information concerning the related party transaction to the Audit / Finance Committee. On at least an annual basis, the Audit / Finance Committee reviews and assesses ongoing related-party transactions to determine whether they comply with the company’s guidelines and that the relationships remain appropriate. All related-party transactions are disclosed to the full Board.

During fiscal 2022, no related party transactions arose.

Human Resources Committee

Committee Members:	Primary Responsibilities

Anil Arora

Joie A. Gregor*

Richard H. Lenny

Ruth Ann Marshall, Chair

* Ms. Gregor has not been nominated for re-election as a director at the 2022 Annual Meeting. At the conclusion of the 2022 Annual Meeting Ms. Fran Horowitz will begin serving as a member of the Human Resources Committee.

   Review, evaluate and approve compensation plans and programs for the company’s directors, executive officers, and certain other senior employees

   Annually review and approve corporate goals and objectives relevant to CEO compensation and, together with the other independent directors, at least annually evaluate the CEO’s performance in light of these goals and objectives

   Review and approve all compensation elements for members of the Senior Leadership Team

   Review, directly or with the full Board, succession plans for all senior positions

   Review the CEO’s evaluations of the other members of the Senior Leadership Team

   Review whether the company’s compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risks and whether any such risks are reasonably likely to have a material adverse effect on the company

   Review human capital management programs and processes for the company, including the company’s approach to the following items for employees generally: talent acquisition, employee health and wellness; development, assessment, and retention; D&I initiatives, goals, and results; employee policies and related compliance matters; and the company’s culture and its connection to the company’s strategy

   Retain and terminate consultants or outside advisors to support the HR Committee, and approve related fees and engagement terms; and determine whether any conflicts of interest with compensation consultants or advisors exist

2022 PROXY STATEMENT      28

Executive and Director Compensation

The HR Committee has retained authority over the determination of executive and non-employee director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for non-employee directors. The HR Committee may delegate its responsibilities to subcommittees comprised of one or more HR Committee members or to selected members of management, subject to requirements of our Bylaws and applicable laws, regulations, and the terms of shareholder-approved compensation plans. Additional information about the HR Committee’s processes for determining executive compensation, as well as the role of executive officers and the HR Committee’s compensation consultant in those determinations, can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Human Capital Management

In addition to leading the Board’s oversight of senior executive succession planning, the HR Committee oversees management’s work related to helping employees at all levels of the company remain fully engaged and realize their potential. The HR Committee’s review of the company’s human capital management initiatives includes, but is not limited to, the following items for the Senior Leadership Team and employees generally:

•	talent acquisition, development, assessment, and retention;

•	employee health and wellness;

•	diversity and inclusion initiatives, goals and results;

•	employee policies and related compliance matters; and

•	the company’s culture, and its connection to the company’s overall strategy.

The HR Committee receives regular reports from management and, for some topics, external advisors, on the company’s talent strategy. During fiscal 2022, the Committee reviewed topics including:

•	our diversity and inclusion strategy;

•	trends in workforce and workplace management, particularly in light of COVID-19 and dynamic labor market; and

•	opportunities to further leverage technology in developing workforce analytics.

The HR Committee also reviews the human capital strategic plan and progress on work underway to help Conagra achieve its vision of having the most energized, highest impact culture in food.

Compensation Committee Interlocks and Insider Participation

The individuals listed in the table above are the only individuals to have served on the HR Committee during fiscal 2022. During fiscal 2022, no member of the HR Committee was an employee, officer, or former officer of the company. None of our executive officers served during fiscal 2022 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of our Board or the HR Committee.

Additional information about the roles and responsibilities of the HR Committee is provided in the “Compensation Discussion and Analysis” section of this Proxy Statement.

  29    CONAGRA BRANDS

Nominating and Corporate Governance Committee

Committee Members:	Primary Responsibilities

Tony Brown

Joie A. Gregor, Chair*

Rajive Johri*

Richard H. Lenny*

Ruth Ann Marshall

* Ms. Gregor and Mr. Johri have not been nominated for re-election as directors at the 2022 Annual Meeting. At the conclusion of the 2022 Annual Meeting Mr. Lenny will begin serving as Chair of the Nominating and Corporate Governance Committee, and Mr. Anil Arora and Ms. Melissa Lora will begin serving as members of the Nominating and Corporate Governance Committee.

   Identify qualified candidates for membership on the Board

   Propose to the Board a slate of directors for election by the shareholders at each annual meeting

   Propose to the Board candidates to fill vacancies on the Board

   Consider and make recommendations to the Board concerning the size and functions of the Board and the various Board committees

   Consider and make recommendations to the Board concerning corporate governance policies

   Assess the independence of Board members

   Review with management investor and other stakeholder expectations for the company’s ESG goals, policies and practices, review with management the company’s progress against its ESG goals (except as reviewed by another committee), review ESG issues of significance to the company, and review the company’s material corporate citizenship and social responsibility reports

Director Nomination Process

The Nominating and Corporate Governance Committee considers Board candidates suggested by Board members, management, and shareholders. During fiscal 2022, the Nominating and Corporate Governance Committee also retained a third-party search firm to identify director candidates. The Nominating and Corporate Governance Committee provided the third-party search firm with guidance as to the skills, experience and qualifications that the Nominating and Corporate Governance Committee was seeking in potential candidates, including requesting that the initial pool of candidates presented by the third-party search firm include [gender- and racially/ethnically-]diverse candidates, and the search firm identified candidates for the Nominating and Corporate Governance Committee’s consideration.

When a potential candidate is brought to the Board’s attention, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the individual. This initial determination is based on whether additional Board members are necessary or desirable. It is also based on whether, based on the information provided or otherwise available to the Nominating and Corporate Governance Committee, the prospective nominee is likely to satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it may request a third-party to gather additional information about the prospective director candidate. The Nominating and Corporate Governance Committee may also elect to interview a candidate.

Although the Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a candidate to be nominated as a director, the Nominating and Corporate Governance Committee evaluates each prospective director candidate against the following standards and qualifications, among others, including those set forth in our Corporate Governance Principles:

•	Board skill needs, taking into account the qualifications and skills outlined in the “How We are Selected” section of this Proxy Statement and the experience of current Board members;

•	the candidate’s background, including demonstrated high standards of ethics and integrity, as well as the candidate’s ability to work toward business goals with other Board members;

2022 PROXY STATEMENT      30

•	diversity, including diversity of race, ethnicity, gender and age, and the extent to which the candidate reflects the composition of our constituencies;

•	whether the candidate has sufficient time to effectively carry out the duties of a director;

•	the candidate’s qualifications as independent and ability to serve on various committees of the Board; and

•	business experience, which should reflect a broad level of experience at the policy-making level.

In evaluating potential director nominees, the Nominating and Corporate Governance Committee assesses whether the Board, collectively, represents diverse views, perspectives, backgrounds, and experiences that will enhance the Board’s and our effectiveness. The Nominating and Corporate Governance Committee seeks directors who have qualities to achieve the goal of a well-rounded, diverse Board as a whole, including through the consideration of diversity in professional experience, skills, board tenure, race, ethnicity, gender, and age.

After completing its evaluation process, the Nominating and Corporate Governance Committee makes a recommendation to the Board as to who should be nominated, and the Board determines the director nominees after considering the Nominating and Corporate Governance Committee’s recommendations.

This evaluation procedure is the same for all candidates, including director candidates identified by shareholders.

During fiscal 2022, George Dowdie joined the Board. Mr. Dowdie was identified as a director candidate by a third-party search firm. After evaluating Mr. Dowdie in the manner described above and considering input from our other independent directors and our CEO, the Nominating and Corporate Governance Committee identified Mr. Dowdie as a director candidate and recommended Mr. Dowdie as a nominee to the Board. The Board unanimously approved the recommendation.

Ability of Shareholders to Nominate Directors via Proxy Access or Advance Notice

Shareholders wishing to submit candidates for election as directors must notify our Corporate Secretary in writing by delivering or mailing a notice to our principal executive offices at 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654. Such submissions must comply with the requirements set forth in our Bylaws, including advance notice procedures.

If a shareholder or group of shareholders wishes to nominate a candidate directly, they may also do so in accordance with the provisions set forth in our Bylaws. Specifically, our Bylaws permit any shareholder, or group of up to 20 shareholders collectively owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of:

•	20% of the total number of directors on the Board, rounding down to the nearest whole number, and

•	two directors,

all in accordance with the requirements set forth more fully in our Bylaws.

Under our Bylaws, requests to include shareholder-nominated candidates for director in our proxy materials through this process must be received no earlier than 150 days and no later than 120 days prior to the first anniversary of the date on which our definitive proxy statement for the prior year’s annual meeting of shareholders was first released to shareholders.

The Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing, and managing our exposure to risk. The Board and its committees play an active role in overseeing management’s activities and evaluating whether management’s plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through a variety of mechanisms.

  31    CONAGRA BRANDS

Board-Level Discussions

Each fiscal year, the Board reviews and discusses our strategic plan and the longer-term risks and opportunities we face. The Board routinely receives reports from significant business units and functions, and these presentations include a discussion of the business, regulatory, compliance, operational, and other risks associated with planned strategies and tactics. The Board also receives regular reports regarding the activities of management’s Enterprise Risk Management Committee, which focuses on assessing and monitoring enterprise-wide risk, including cybersecurity and information technology risks.

Without the right talent, we cannot implement the strategies we devise. Oversight of the company’s approach to and investment in human capital management and talent development are thus key governance matters for the Board. Directly, and through its HR Committee, the Board engages regularly with management on human capital matters. Specific HR Committee activities are supplemented by full Board actions. For example, the full Board receives an annual succession planning presentation from management during which potential successors to senior leadership roles are discussed, arranges opportunities to engage directly with emerging talent in the organization, and discusses the evolution of Conagra’s culture in the context of the CEO’s annual goals and objectives.

Audit / Finance Committee Oversight

The Audit / Finance Committee’s charter requires it to review reports from management and discussing policies with respect to significant enterprise-wide risks facing the company, including, but not limited to financial risks such as derivative and treasury risks and associated regulatory requirements, cybersecurity and information technology risks (including review of the state of the company’s cybersecurity, emerging cybersecurity developments and threats, and the company’s strategy to mitigate cybersecurity risks), and operational risks, and how such risks are being identified, assessed and managed by the company and management. At least annually, the Audit / Finance Committee reviews and recommends for approval of the full Board the membership of the company’s Enterprise Risk Management Committee. In addition, the Audit / Finance Committee is responsible for overseeing risks related to the company’s financial condition (including matters such as liquidity, margin management, debt levels, credit ratings and interest rate risk exposure), capital structure (including sources and uses of capital), and long-term financing strategy. The Audit / Finance Committee oversees our management of financial risks by, among other things, reviewing our significant accounting policies and the activities of management’s Enterprise Risk Management Committee, maintaining oversight of our Internal Audit function, holding regular executive sessions with our Chief Financial Officer and Controller, our head of Internal Audit, and our independent auditors, and receiving regular legal and regulatory updates from legal counsel. Our management provides an enterprise risk management report to the Audit / Finance Committee on a semi-annual basis.

The Chair of the Audit / Finance Committee reports to the Board on the Committee’s activities.

Human Resources Committee Oversight

The HR Committee reviews the company’s leadership development activities to shape appropriate succession planning. This includes the establishment of an emergency succession protocol in the event of the CEO’s sudden incapacity or departure.

2022 PROXY STATEMENT      32

The HR Committee also reviews the relationship between the company’s compensation programs and risk and has adopted a series of policies and practices to reduce risk in our compensation programs. These policies and practices include, but are not limited to, the following:

Annual Advisory Vote on Named Executive Officer Compensation

Consistent with our shareholders’ preference, last indicated at the 2017 Annual Meeting of Shareholders, our shareholders are given an opportunity every year to vote, on an advisory basis, to approve our named executive officer compensation.

Stock Ownership Guidelines for Directors and Senior Leaders

Directors and senior leaders across the company are subject to stock ownership guidelines.

All non-employee directors are expected to acquire and hold during their tenure shares of our common stock with a value of at least $500,000.

Each senior leader across the company is subject to stock ownership guidelines equal to a multiple of that person’s salary. Mr. Connolly, our President and CEO, is required to own shares of our common stock having a value of at least six times his salary, and each of our other named executive officers is required to own shares of our common stock having a value of at least three or four times his or her salary.

Anti-Pledging / Hedging Policy	Our directors and executive officers, including our named executive officers, are prohibited from pledging their shares of company stock or hedging their ownership of company stock, including by trading in publicly-traded options, puts, calls, or other derivative instruments related to company stock or debt. Our hedging policy for directors and executive officers does not apply to other employees.

Clawback Policy	We have a clawback policy that requires excess amounts paid to any of our senior officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2013 or later fiscal years, when such restatement results from the fraudulent, dishonest, or reckless actions of the senior officer.

The Chair of the HR Committee reports to the Board on the Committee’s activities.

Nominating and Corporate Governance Committee Oversight

The Nominating and Corporate Governance Committee assists the Board in managing risks associated with Board organization, membership, and structure.

The Committee also assists management in the oversight of ESG-related risks. The Committee reviews the company’s policies and programs related to material corporate citizenship and social responsibility issues, such as environmental sustainability and philanthropic giving, and reviews with management progress against ESG goals. The Nominating and Corporate Governance Committee also oversees the modest political activities of the company, including political contributions and lobbying expenditures, to confirm they focus on adding shareholder value and enhancing our position as a good corporate citizen. We publish a report of these activities on our website.

  33    CONAGRA BRANDS

The Chair of the Nominating and Corporate Governance Committee reports to the Board on the Committee’s activities.

Investor Engagement

Our management team conducts investor outreach throughout the year. Our efforts help ensure that management and the Board understand and consider the issues that matter most to our shareholders. Examples of our approach include the following:

•

Management regularly attends investor conferences, holds one-on-one and small group meetings and calls with investors, and also interacts with investors and the analyst community during our quarterly earnings conference calls.

•	On three occasions over the last six calendar years, management has hosted a large-scale investor day event and webcast the presentations live.

•	Our Investor Relations team is available to respond to investor inquiries and can be reached via email at IR@conagra.com or by telephone at (312) 549-5002.

•	At each regular meeting of the Board of Directors, management apprises the Board of the most up-to-date perspectives of the investment community.

We welcome opportunities to engage and receive feedback directly from our shareholders and other key stakeholders and believe that such engagement is critical to our effectiveness. You may contact any of our directors individually, any Committee of the Board, our independent directors as a group, our Chair of the Board, or the Board generally by writing to:

Chair of Conagra Brands Board of Directors

222 W. Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Communications are reviewed by the Corporate Secretary and, if appropriate, by Internal Audit, and forwarded to the addressee(s). The Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to Conagra Brands or our business, or determined to pose a possible security risk to the addressee.

You may also communicate with us by attending the 2022 Annual Meeting and voting. We encourage you to share your feedback by voting on the items described in this Proxy Statement.

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following documents at http://www.conagrabrands.com/investor-relations/corporate-governance:

• Audit / Finance Committee Charter	• Corporate Governance Principles

• Nominating and Corporate Governance Committee Charter	• Procedures for bringing concerns or complaints to the attention of the Audit / Finance Committee

• HR Committee Charter	• Political Activity Disclosure

• Code of Ethics for Senior Corporate Officers	• Code of Conduct

• Procedures for communicating with the Board

We promptly post updates to these documents on our website. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC. These documents are also available in print to any shareholder who requests them from the Corporate Secretary.

2022 PROXY STATEMENT      34

How We Are Compensated

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. On an annual basis, the HR Committee recommends the non-employee director compensation program to the Board for approval. In setting director compensation, the HR Committee receives input from Frederic W. Cook & Co., Inc. (or “FW Cook”), its independent compensation consultant, on factors including the time commitment and skill level required to serve on the Board, as well as broader market practices. In addition, our Conagra Brands, Inc. 2014 Stock Plan, as amended (“2014 Stock Plan”) places a limit on the equity awards that may be awarded to each non-employee director in any fiscal year.

A summary of non-employee director compensation for fiscal 2022 is set forth below.

Non-Employee Director Compensation — Directors Other than the Board Chair

The following table summarizes the compensation program for our non-employee directors other than the Board Chair that was in effect during fiscal 2022.

Annual Cash Retainer:	$100,000 per year(1)

Annual Committee Chair Retainer(2):	$20,000 for each Committee Chair(1)

Meeting Fees:	None, unless the director’s attendance is required at more than a total of 24 Board and Committee meetings during a fiscal year. A fee of $1,500 is paid for each meeting attended in excess of 24 meetings and at which a director’s attendance was required.

Equity Compensation:	A grant of restricted stock units, or RSUs, with a value equal to $165,000, effective on the first trading day of the fiscal year(3)

(1)	Directors who join the Board or who are elected as the Chair of a Committee after the start of a fiscal quarter receive a prorated retainer for that quarter based on the number of days served.
(2)	Excludes the Executive Committee. No retainer is paid for service to this Committee.
(3)	Directors who join the Board after the start of a fiscal year receive a prorated grant for that year based on the number of partial and full months served.

All non-employee directors (other than the Chair) serving as of the first trading day of fiscal 2022 received 4,367 RSUs on June 1, 2021 (targeted value of $165,000). These RSUs vested on June 1, 2022. In connection with her appointment to the Board in August 2021, Ms. Horowitz received 4,109 RSUs on September 1, 2021 (target value of $137,500), which RSUs are scheduled to vest on September 1, 2022. In connection with his appointment to the Board in March 2022, Mr. Dowdie received 1,242 RSUs on April 1, 2022 (target value of $41,250), which RSUs are scheduled to vest on April 1, 2023.

Vesting of the RSUs in the non-employee director compensation program is accelerated in the event of death or permanent disability. If a director is no longer serving on the Board one year from the date of grant, vesting is prorated 25% for each fiscal quarter during which the director served for any amount of time.

Dividend equivalents are paid on the RSUs at the regular dividend rate in shares of our common stock.

  35    CONAGRA BRANDS

Non-Employee Director Compensation — Board Chair

In lieu of the elements described above, the Board Chair’s compensation for fiscal 2022 consisted of a grant of RSUs with a targeted value equal to $425,000. The number of RSUs granted, 11,248, was determined by dividing $425,000 by the average closing price of our common stock on the NYSE for the 30 trading days prior to the grant date of June 1, 2021. The material terms of the RSUs were identical to those described above for the other non-employee directors.

Other Non-Employee Director Compensation Programs

In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs during fiscal 2022:

•	A matching gifts program was available to all non-employee directors. Conagra Brands matched up to $10,000 of a director’s charitable donations made during the fiscal year; and

•

A nonqualified deferred compensation plan was available to all non-employee directors. This plan provided non-employee directors the ability to defer receipt of their cash or stock compensation. This program did not provide above-market or preferential earnings (as defined by SEC rules).

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for its non-employee directors. All non-employee directors are expected to acquire and hold shares of common stock of Conagra Brands during their tenure with a value of at least $500,000. All directors must acquire this ownership level within five years following their first election to the Board. Shares personally acquired by the non-employee directors through open market purchases, shares acquired upon settlement of RSUs, and shares acquired upon the deferral of fees, are counted toward the ownership requirement. Unexercised stock options are not counted.

2022 PROXY STATEMENT      36

Non-employee directors agree not to sell any shares of company common stock until they have reached the guideline. During fiscal 2022, all of our Board members met the stock ownership guidelines or followed the retention requirement.

Non-Employee Director Compensation Table – Fiscal 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Anil Arora	100,000	166,732	7,500	274,232

Thomas K. Brown	100,000	166,732	0	266,732

Manny Chirico	100,000	166,732	0	266,732

George Dowdie (3)	25,000	42,327	0	67,327

Joie A. Gregor	120,000	166,732	10,000	296,732

Fran Horowitz (4)	82,692	137,364	10,000	230,056

Rajive Johri	100,000	166,732	10,000	276,732

Richard H. Lenny	0	429,449	10,000	439,449

Melissa Lora	120,000	166,732	10,000	296,732

Ruth Ann Marshall	120,000	166,732	2,500	296,732

Craig Omtvedt	100,000	166,732	10,000	276,732

Scott Ostfeld (5)	100,000	166,732	0	266,732

(1)

Reflects the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the stock awards made to non-employee directors during fiscal 2022. The number of RSUs granted to all directors was determined by dividing the intended grant value ($137,500 for Ms. Horowitz, $41,250 for Mr. Dowdie, $165,000 for other non-employee directors other than Mr. Lenny and $425,000 for Mr. Lenny) by the average of the closing stock price of our common stock on the NYSE for the 30 trading days prior to the grant date. Assumptions made in the valuation of these awards are discussed in Note [    ] to the company’s consolidated financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2022. At fiscal 2022 year-end, each non-employee director other than Messrs. Lenny, Dowdie and Horowitz held 4,493 RSUs. Mr. Lenny held 11,573 RSUs, Mr. Dowdie held 1,242 RSUs, and Ms. Horowitz held 4,188 RSUs.

(2)	Reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program.

(3)	Mr. Dowdie was appointed to the Board effective March 1, 2022.

(4)	Ms. Horowitz was appointed to the Board effective August 2, 2021.

(5)

With the approval of the Board, Mr. Ostfeld assigned his compensation for Board services to JANA Partners LLC. Effective as of April 12, 2022, Mr. Ostfeld resigned from the Board. Mr. Ostfeld’s outstanding RSUs accelerated vesting upon his resignation.

  37    CONAGRA BRANDS

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VOTING ITEM #2:

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee, and terminate our independent auditor. In addition, the Committee evaluates and ensures the rotation of the lead audit partner at our independent auditor and will, if it deems it advisable, consider the rotation of the audit firm.

The Audit / Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as our independent auditor for fiscal 2023 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. Since that time, five different partners of the firm have served as the audit lead. The Audit / Finance Committee and the Board request that the shareholders ratify this appointment.

Representatives from KPMG LLP are expected to be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If shareholders do not ratify the appointment of KPMG LLP as our independent auditor, the Audit / Finance Committee will reconsider the appointment. Even if the appointment of KPMG LLP is ratified, the Audit / Finance Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in the company’s and its shareholders’ best interests.

Fees billed by KPMG LLP for services provided for fiscal 2022 and 2021 were as follows:

	Fiscal 2022	Fiscal 2021

Audit Fees	$5,189,000	$5,664,000

Audit-Related Fees	46,000	54,000

Tax Fees	35,000	11,000

All Other Fees	9,000	9,000

Total Fees	$5,280,000	$5,739,000

•	Audit Fees. Audit fees consist of the audits of our annual financial statements, the reviews of our quarterly financial statements and foreign statutory audits.

•	Audit-Related Fees. In fiscal 2022 and 2021, audit-related fees consisted of a pension plan audit, a compilation engagement, and other attestation services.

•	Tax Fees. In fiscal 2022 and 2021, tax fees consisted of tax consultation and tax compliance services.

•	All Other Fees. In fiscal 2022 and 2021, other fees consisted of fees for access to an online accounting tool and training platform.

The Audit / Finance Committee pre-approves all audit and non-audit services performed by our independent auditor. The Audit / Finance Committee will periodically grant a general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit / Finance Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit / Finance Committee. In periods between Audit / Finance Committee meetings, the Chair of the Audit / Finance Committee has been delegated authority from the Audit / Finance Committee to pre-approve additional services; any such pre-approvals are subsequently communicated to the full Audit / Finance Committee at its next meeting.

The Audit / Finance Committee approved 100% of the services performed by KPMG LLP that were billed as Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees during fiscal 2022 and 2021.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2023.

  39    CONAGRA BRANDS

Audit / Finance Committee Report

The Audit / Finance Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, (3) the compliance by the company with legal and regulatory requirements, and (4) the company’s perspectives on financing strategies and capital structure, in light of its strategic long range plans. The Audit / Finance Committee acts under a written charter, adopted by the Board, a copy of which is available on our website.

Management is responsible for the company’s financial reporting process and internal controls. Our independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit / Finance Committee oversees the company’s financial reporting process and internal controls on behalf of the Board.

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee, and terminate our independent auditor. The Audit / Finance Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the SEC. The Audit / Finance Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between our independent auditor and management; (3) our independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit / Finance Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting, and other advisors to assist the Audit / Finance Committee in its functions.

During the last fiscal year, the Audit / Finance Committee met and held discussions with representatives of Conagra Brands’ management, its internal audit staff, and KPMG LLP, Conagra Brands’ independent auditor. Representatives of management, the internal audit staff, and our independent auditor have unrestricted access to the Audit / Finance Committee and periodically meet privately with the Audit / Finance Committee. The Audit / Finance Committee reviewed and discussed with the company’s management and KPMG LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2022.

The Audit / Finance Committee also discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the PCAOB) and the SEC. The Audit / Finance Committee also reviewed and discussed with KPMG LLP its independence and, as part of that review, received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit / Finance Committee concerning independence from Conagra Brands. The Audit / Finance Committee also considered whether the provision of non-audit services provided by KPMG LLP to the company during fiscal 2022 was compatible with the auditor’s independence.

Based on these reviews and discussions and the report of our independent auditor, the Audit / Finance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2022 for filing with the SEC.

Conagra Brands, Inc. Audit / Finance Committee

Tony Brown	Manny Chirico	George Dowdie	Fran Horowitz

Rajive Johri	Melissa Lora, Chair	Craig P. Omtvedt

2022 PROXY STATEMENT      40

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking you to approve, on an advisory basis, our named executive officer compensation. Consistent with our shareholders’ preference, last indicated at our 2017 Annual Meeting of Shareholders, we give our shareholders an opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers on an annual basis. This vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to our named executive officer compensation as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

Our executive compensation program is designed to reward performance, drive focus, engagement and execution, support our business strategies, discourage excessive risk-taking, make us competitive with other organizations for top talent, and align the interests of our executive officers with the long-term interests of our shareholders. A few notable items associated with our fiscal 2022 program include the following:

•

Consistent with our pay-for-performance philosophy, our named executive officers’ fiscal 2022 compensation opportunity was tied meaningfully to company performance. For our CEO, incentive compensation represented 89% of his fiscal 2022 total compensation opportunity. For our other named executive officers, incentive compensation represented approximately [    ]% of their total opportunity.

•

Our fiscal 2022 Annual Incentive Plan funded and paid out [                ] for each named executive officer, aligned with our performance during the year, as adjusted due to the adverse impact of factors (largely outside management’s control) that adversely impacted Conagra’s FY22 AIP results, as described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, with the same adjustment applying to fiscal 2022 AIP funding and payouts for all eligible employees and not just the named executive officers.

•	The fiscal 2020 to 2022 cycle of our performance share plan concluded in fiscal 2022 with no payouts for each named executive officer, and no payouts of PBRSUs.

•

Multiple performance metrics are utilized in our plans and programs to discourage excessive risk-taking. Our program’s design does not encourage excessive focus on a single performance goal to the detriment of other measures of success.

•	Substantial stock ownership requirements to encourage our senior executives to maintain a significant stake in our long-term success. They may not hedge or pledge their Conagra stock.

•

Our clawback policy allows recovery of certain incentive compensation payments from executives in the event of a material restatement of our financial statements resulting from their fraudulent, dishonest, or reckless actions.

•

We design our compensation programs to motivate our executives to win regardless of marketplace or macroeconomic dynamics and to achieve our fundamental objectives of creating sustainable, profitable growth and long-term value for our shareholders.

Year after year, shareholders have exhibited strong support of our executive compensation program. In each of the past five fiscal years, we have received over 92% approval on this voting item.

We are asking our shareholders to once again support our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”

While this vote is advisory and not binding on our company, the Board and its HR Committee value the opinions of our shareholders and expect to consider the outcome of the vote, along with other relevant factors, when considering named executive officer compensation in the future. We expect to hold our next advisory vote at our 2023 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “FOR” the resolution approving our named executive officer compensation.

2022 PROXY STATEMENT      42

The Board is submitting for shareholder approval a proposal to amend our Amended and Restated Certificate of Incorporation to allow shareholders to act by written consent. Our Board has recommended that shareholders vote in favor of this voting item, which is an amendment to Article XIII of the Amended and Restated Certificate of Incorporation. At our 2021 Annual Meeting of Shareholders, we received a shareholder proposal requesting that the Board take the necessary steps to permit shareholders to act by written consent. The shareholder proposal was approved by a majority of the votes cast on the proposal. As part of our ongoing engagement efforts and in response to the vote, following the 2021 Annual Meeting of Shareholders, the Board directed company management to conduct shareholder outreach to investors representing approximately 50% of our outstanding shares to seek their feedback on a shareholder right to act by written consent as well as the potential for the company to be responsive to that proposal by implementing the right of shareholders to call special meetings. Company management presented the results of the outreach efforts to the Board. Some of these shareholders expressed the view that the company should adopt some form of the right to act by written consent, while others preferred that the company adopt a right of shareholders to call special meetings. Other shareholders we contacted had no stated preference between the two rights or did not see a need to change the existing provisions of our Amended and Restated Certificate of Incorporation.

After careful consideration of the feedback we heard from our shareholders, the Board is proposing an amendment to our Amended and Restated Certificate of Incorporation to permit shareholders to act by written consent. The proposed amendment includes various procedural and other safeguards, which the Board believes are in the best interests of the company and its shareholders, to address concerns that the written consent process could be abused:

•

To reduce the risk that a small group of short-term, special interest or self-interested shareholders initiate actions that are not in the best interests of the company or its shareholders and reduce the financial and administrative burdens on the company, the proposed amendment requires that holders in the aggregate of at least 25% of outstanding shares request that the Board set a record date to determine the shareholders entitled to act by written consent.

•

To protect against shareholder disenfranchisement, written consents must be solicited from all shareholders and in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended, ensuring that a written consent solicitation statement is publicly filed and giving each shareholder the right to consider and act on a proposal. This protection would also eliminate the possibility that a small group of shareholders could act without a public and transparent discussion of the merits of any proposed action and without input from all shareholders. Moreover, any such small group of shareholders may not owe a fiduciary duty to all shareholders and could act without deliberation and comment from our management or our Board. Depriving shareholders of this important deliberative process, during which shareholders can consider the advice of directors who owe a fiduciary duty to all shareholders, is contrary to our culture of open communication and good corporate governance.

•

To provide transparency, shareholders requesting action by written consent must provide the company with approximately the same information currently required of any company shareholder seeking to nominate directors or propose action at a meeting.

•

To provide the Board with a reasonable timeframe to properly evaluate and respond to a shareholder request, the proposed amendment requires that the Board must act, with respect to a valid request, to set a record date by the later of (i) 10 business days after delivery of a valid request to set a record date and (ii) five business days after delivery by the shareholder(s) of any information requested by the company to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent. The record date must be no more than 10 days after the Board action to set a record date. Should the Board fail to set a record date by the required date, the record date will be the first date after the expiration of the 10-day period on which a signed shareholder written consent is delivered to the company.

2022 PROXY STATEMENT      44

•

To ensure that shareholders have sufficient time to consider the proposal, as well as to provide the Board the opportunity to present its views regarding the proposed action, delivery of executed consents cannot begin until 45 days after the record date. To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available in a limited number of circumstances, including:

•

for matters that are not a proper subject for shareholder action under applicable law, or if the record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law,

•

if the request to set a record date is delivered to the company during the period beginning 90 days prior to the first anniversary of the date of the most recent annual meeting and ending on the date of the next annual meeting,

•

if a meeting of shareholders that included an item of business identical or substantially similar to the proposed action was held within 90 days before the company received the request for a record date, or if an identical or substantially similar item is included in our notice for a meeting of shareholders that has been called but not yet held, or will be included in the notice for a meeting that is called to be held within 60 days after the date the company received the request for a record date.

The full text of the proposed amendment to the Amended and Restated Certificate of Incorporation is attached to this Proxy Statement as Annex A. The above summary of the amendment is qualified in its entirety by reference to the text of the proposed amendment attached as Annex A. The affirmative vote of a majority of the company’s outstanding shares entitled to vote is required to adopt the amendment to the Amended and Restated Certificate of Incorporation. If approved by the shareholders, the Board will make conforming changes to our Amended and Restated Bylaws.

The Board of Directors recommends a vote “FOR” the amendment to our Certificate of Incorporation to allow shareholders to act by written consent.

  45    CONAGRA BRANDS

VOTING ITEM #5:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE **"AGAINST"** THIS SHAREHOLDER PROPOSAL.

NEW
NO SOY INGREDIENTS
Healthy Choice
POWER DRESSING
Creamy Ranch

The following shareholder proposal will be voted upon at the 2022 Annual Meeting if such proposal is properly presented at the 2022 Annual Meeting by or on behalf of the stockholder proponent. Shareholders submitting a proposal must appear personally or by proxy at the 2022 Annual Meeting to move the proposal for consideration. The company has been advised that Mr. John Chevedden, as the proxy for Mr. Kenneth Steiner, beneficial owner of at least 250 shares of the company’s common stock, whose address is 14 Stoner Avenue, 2M, Great Neck, New York 11021, intends to present the proposal set forth below. As required by SEC rules, the proposal and supporting statement are presented below in the form received from the shareholder proponent. The Board and the company accept no responsibility for the contents of the following shareholder proposal or supporting statement. The graphic below was provided by the shareholder proponent and not the Company.

Proposal 5—Independent Board Chairman

The shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:

Selection of the Chairman of the Board The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

The Chairman shall not be a former CEO of the company.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic in 2020.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO and management.

An independent director can better manage the Board of Directors. Without an independent chairman shareholders have a greater need to monitor the directors.

This proposal is a step in the direction that the Board is already headed.

We are fortunate that the Conagra Board believes that independent Board leadership is a critical component of our governance structure. Since 2005, the Conagra Board Chairman and CEO roles have been separate. We need to make sure that when there is a change in leadership that this practice endures. Currently we have no policy to ensure a future CEOis not given the Chairman job.

This is a good governance shareholder proposal in the spirit of the 2021 shareholder proposal for a right for shareholders to act by written consent that won our 85% support.

Please vote yes:

Proposal 5—Independent Board Chairman

  47    CONAGRA BRANDS

Statement of Opposition

After careful consideration, the Board has concluded that this proposal is not in the best interests of the Company and its shareholders. The Board recommends a vote AGAINST this proposal for the following reasons:

•	Providing our Board the flexibility to determine our leadership structure at a given time and based on relevant circumstances best serves the Company and our shareholders.

•	Our Board regularly reviews the Company’s leadership structure and has had an independent Board Chair for the past 17 years.

•	Our existing governance practices and current leadership structure promote effective and independent Board oversight.

Providing our Board the flexibility to determine our leadership structure at a given time and based on relevant circumstances best serves the Company and our shareholders.

Conagra’s Corporate Governance Principles allow the roles of Board Chair and CEO to be filled by the same or different individuals. Rather than taking a “one-size-fits-all” approach to Board leadership, our existing policies provide the Board flexibility to determine the most appropriate leadership structure to address the Company’s needs in light of the dynamic environment in which we operate. The most effective leadership structure at a given time will depend on a variety of factors, including the leadership, skills, and experience of each of the CEO, the Board Chair, and the other members of the Board, as well as the needs of the business and other factors. The Board has deep knowledge of the strategic goals of the Company, the unique opportunities and challenges it faces, and the various capabilities of our directors and management, and is therefore best positioned to determine the most effective leadership structure to protect and enhance long-term shareholder value.

The Board has a fiduciary duty to evaluate and determine the Board’s leadership structure based on what will best serve shareholders’ interests under the circumstances, not pursuant to an inflexible policy established in advance. No single, fixed leadership model is appropriate in all circumstances. If this proposal were to be approved and implemented, it would deprive the Board of important flexibility to utilize its business judgment to determine the most effective leadership structure to serve the interests of the Company and its shareholders.

Our Board regularly reviews the Company’s leadership structure and has had an independent Board Chair for the past 17 years.

The Board recognizes the importance of having in place a structure that allows it to function in an appropriately independent manner and believes that independent Board leadership is a critical component of its governance structure. Our Corporate Governance Principles require us to have either an independent Board Chair, or an independent lead director if the positions of Board Chair and CEO are held by the same person. The Board regularly reviews the Company’s leadership structure and currently believes that separating the roles of Board Chair and CEO is the most effective leadership structure for the Company to protect and enhance long-term shareholder value.

These roles have been separate for the past 17 years – meaning that the Board has already adopted a practice that is essentially the same as that requested by this proposal (without unduly depriving the Board of its flexibility). Pursuant to our Corporate Governance Principles, however, if the Board determines at some point in the future that combining the Board Chair and CEO roles is in the company’s best interest, the Board will then select a lead director from the Board’s independent directors, and this lead director will chair executive sessions of the Board and consult with the CEO on Board agendas, among other duties, to maintain appropriate independence in our leadership and governance structure.

Our existing governance practices and current leadership structure promote effective and independent Board oversight.

The Board believes that independent oversight involves not only having an independent Board leader, but also showing a commitment to strong corporate governance. Conagra’s strong corporate governance policies and practices, including the items outlined below, empower our independent directors to effectively oversee management.

•	We have a diverse and experienced Board, whose members are elected annually by shareholders.

•	92% of our current Board is comprised of independent directors.

2022 PROXY STATEMENT      48

•

The Board holds an independent executive session at every regularly scheduled meeting of the Board and its respective committees, providing a regular opportunity for the independent directors to discuss any matters that they deem relevant or appropriate.

•	Each of our three key standing committees – the Audit / Finance Committee, the HR Committee and the Nominating and Corporate Governance Committee are comprised solely of independent directors.

•	All directors have full access to all members of management, other Company employees and outside advisors, so the Board Chair is only one of the many sources of information for the directors.

•	The Board is committed to Board refreshment, and has added six independent Board members since 2016.

See the “How We Govern” section of this Proxy Statement for more details on the Company’s commitment to strong corporate governance.

Summary

The proponent agrees that “the Conagra Board believes that independent Board leadership is a critical component of our governance structure,” and as indicated above, the Board has a long-standing history of strong corporate governance practices. The Board’s current structure, which is memorialized in Conagra Brands’ Corporate Governance Principles, provides for effective and independent Board oversight. In contrast, the proponent’s proposal calls for an inflexible policy that would restrict the Board’s discretion in meeting its fiduciary duty to evaluate and determine the appropriate structure to serve shareholder interests under the circumstances. Adoption of this policy is both unnecessary and would preclude the Board from exercising its independent judgment to determine the most effective leadership structure in the future. In light of the substantial independent oversight of management by the Board, the Company’s strong corporate governance practices, and the business success that the Board has fostered and overseen, the Board believes the inflexible standard that would be imposed under this proposal is neither necessary, nor in the best interests of the Company or its shareholders.

The Board of Directors recommends a vote “AGAINST” this proposal.

  49    CONAGRA BRANDS

Compensation Discussion and Analysis

Introduction

At Conagra Brands, our fundamental objectives are to create sustainable, profitable growth and long-term value for our shareholders, while providing innovative and quality food to customers and consumers. Management sets our annual and long-term business goals to support attainment of these objectives. The Board’s HR Committee (in this section, the Committee) oversees the design of our executive compensation program to promote achievement of our goals.

This Compensation Discussion and Analysis describes and analyzes our executive compensation program. Specifically, we describe and analyze the program’s application to the executive officers listed in the Summary Compensation Table; these are our “named executive officers.” For fiscal 2022, or FY22, which began on May 31, 2021 and ended on May 29, 2022, our named executive officers were:

Name	Title

Sean M. Connolly	Chief Executive Officer and President

David S. Marberger	Executive Vice President and Chief Financial Officer

Thomas M. McGough	Executive Vice President and Co-Chief Operating Officer

Darren C. Serrao	Executive Vice President and Co-Chief Operating Officer

Alexandre O. Eboli	Executive Vice President and Chief Supply Chain Officer

We have provided a summary of our fiscal 2022 executive compensation program and fiscal 2022 performance in the “Executive Summary” below. For more complete information on the program and the Committee’s processes related to the program, we encourage you to read this entire Compensation Discussion and Analysis and the related sections of this Proxy Statement.

2022 PROXY STATEMENT      50

Executive Summary

Our executive compensation program is designed to encourage and reward behavior that promotes attainment of our annual and long-term goals. In turn, those goals are intended to lead to sustainable, profitable growth, and long-term shareholder value. The elements of our fiscal 2022 executive compensation program were as follows:

Base Salary and Benefits

A fixed compensation program with salaries reviewed annually and adjusted as appropriate (as further described below). Benefit packages that are market competitive and generally broad-based in the company.

Annual Incentive Program

A cash-based annual incentive program based on a single year of performance results. Performance measures are aligned to our annual operating plan. Payouts in fiscal 2022 could range from 0% to 200% of target. Fiscal 2022 awards were generally based on two weighted metrics:
70% Weighting: Operating income, adjusted for items impacting comparability 30% Weighting: Net sales, adjusted for items impacting comparability
Long-Term Incentive Program A stock-based incentive program based on multi-year results or service. Pays out generally after three years.

Performance Shares — 75% of Opportunity

•   Opportunity to earn shares of our common stock if we achieve pre-set performance goals over a three-year period.

•   Performance goals set as an EPS CAGR: The compound annual growth rate of our diluted earnings per share from continuing operations, adjusted for items impacting comparability (Adjusted Diluted EPS).

•   Payouts will ultimately range from 0% to 200% of target.

Restricted Stock Units — 25% of Opportunity

•   Opportunity to earn shares of our common stock if the employee generally remains with Conagra over the three-year vesting period of the award.

•   Rewards stock price appreciation and tenure.

Fiscal 2022 Highlights

For Conagra Brands, fiscal 2022 was a year of continued volatility and dynamic conditions in which inflation, supply chain challenges, and world events all contributed to a challenging external environment. But Conagra was able to remain focused on the fundamentals – delivering innovation, value, and superior products to create lasting connections between consumers and our brands. As a result of taking decisive actions throughout the year, we continued to deliver strong top-line growth, both in the absolute and relative to our peers, as we grew share versus the competition and continued to invest in the long-term health of our business. We remain confident that our customers and consumers recognize the superior relative value of our products, and that our business will continue to perform well in these dynamic times.

  51    CONAGRA BRANDS

Ultimately, we delivered results consistent with our adjusted guidance for the fiscal year.

Net Sales Growth: 3.1%	Operating Margin: 11.7%	Diluted EPS: $1.84

Organic Net Sales Growth[6]: 3.8%	Adjusted Operating Margin[7]: 14.4%	Adjusted Diluted EPS[8]: $2.36

Specific performance highlights from fiscal 2022 include the following:

•

Organic Net Sales Growth: We experienced strong organic net sales growth in all three of our retail segments in fiscal 2022, driven by growing and gaining share versus our competitors, as well as growth in e-commerce sales, and a robust innovation slate.

•	Operating Margin: We delivered operating margin of 11.7% and adjusted operating margin of 14.4%[9], successfully implementing inflation-driven pricing in the face of historic inflation.

•

Building Culture: During fiscal 2022, we continued our work to nourish an inclusive culture that encourages openness, acceptance, and individual authenticity by introducing our multi-year Diversity and Inclusion learning journey. This important framework is rooted in our Timeless Values and in our five inclusive behaviors of genuine listening, civility, mutual respect, healthy debate, and compromise.

•	Capital Returned to Shareholders: We paid $582 million in cash dividends in fiscal 2022.

Investing in Our Culture: Our vision is to have the most impactful, energized, and inclusive culture in food. We believe that a diverse team and inclusive culture are key enablers of shareholder value creation. During fiscal 2022, we continued our work to deliver against our vision. Our Diversity and Inclusion Leadership Council, comprised of our Chief Executive Officer, his Senior Leadership team, and members of our Human Resources team continued to expand and refine our D&I strategy, track our D&I progress, and ensure execution of our D&I goals. The Council executed the company’s plan to focus on recruiting, advocating for, and developing diverse talent. The Council and the company re-affirmed the following goals for expanding diversity in our organization:

2025 Goal At least 40% of management-level roles held by women	2025 Goal Double people of color representation in management and middle-management roles

•	In We launched our “Experience Inclusion” corporate website in December 2021 to highlight our D&I commitment and journey and our initiatives to enhance recruitment of diverse talent.

•

We expanded our diversity recruitment strategies focused on strengthening the diversity of candidate slates at the early talent (recent college graduates) and experienced hire levels. This year, Conagra was recognized by the Talent Board for our inclusive candidate experience, Eightfold for being a leader in the diversity recruitment space, and Mogul for our inclusive recruitment practices.

•

We partnered with Sounding Board, Inc. to launch an external coaching program to advance professional development for underrepresented talent and expanded our internal mentoring program to our Latinx Employee Resource Group.

[6]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
[7]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
[8]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
[9]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

2022 PROXY STATEMENT      52

•

We awarded the “Conagra Refuse-to-Lose Scholarship” to 30 students from the Thurgood Marshall College Fund and Hispanic Scholarship Fund. All scholarship recipients were invited to participate in a mentorship program launched in May 2022.

•

We expanded our community partnerships with social justice organizations to support food vulnerable and diverse communities. Our community partners include the Chinese American Service League, Brave Space Alliance, La Casa Norte, Project Hood Communities, the Latino Center of the Midlands (née Chicano Awareness Center), the Intercultural Senior Center, the American Civil Liberties Union, and Human Rights Watch.

•

Throughout fiscal 2022, the Human Resources Committee of our Board received regular reports from management on our D&I progress. The Committee has embedded D&I into its standing agenda and intends to continue discussing the topic regularly at all scheduled meeting it holds in fiscal 2023.

Fiscal 2020 — 2022

We maintain a long-term strategic plan at Conagra and strive to set rolling three-year financial targets that the HR Committee of our Board can incorporate into long-term incentive compensation plans for our most senior executives. The three years ending with fiscal 2022 were more dynamic than originally expected. We initially focused fiscal 2020 on integrating the Pinnacle business and delivering turn-around plans for several large brands acquired in the Pinnacle transaction. However, by the end of the third quarter of fiscal 2020, the COVID-19 pandemic had introduced new challenges. During fiscal 2021, we rose to the challenge of the COVID-19 pandemic, and delivered for our consumers, customers, and shareholders while keeping our employees safe. We expected fiscal 2022 to be focused on navigating increased supply chain challenges posed by the pandemic and meeting increased customer and consumer demand driven by sustained elevated levels of at-home dining. However, fiscal 2022 introduced the new and additional challenges of historic and persistent inflation and geopolitical turmoil impacting the supply, availability, and cost of raw materials. In response to these challenges, we invested in our supply chain operations and successfully implemented inflation-driven pricing, while continuing to invest in our innovation pipeline.

As a result of our team’s agility and results-orientation over the last three years, we believe that we enter fiscal 2023 with a solid foundation from which to continue to deliver for investors.

Fiscal 2022 Pay Outcomes

As more fully described in this Compensation Discussion and Analysis, the Committee considered the positive business outcomes described above in determining final payouts under incentive programs with performance periods concluding in fiscal 2022. Our Chief Executive Officer and other senior executives named in this Proxy Statement received [            ] payout under the fiscal 2022 annual incentive plan and [            ] payout under the fiscal 2020 to fiscal 2022 cycle of the long-term performance share plan.

The Committee believes that its fiscal 2022 compensation decisions appropriately reflect its pay-for-performance philosophy. This philosophy is focused on compensating executives based on actual company performance and aligning management’s interests with those of our shareholders.

Below is a more detailed analysis of the fiscal 2022 compensation program for our named executive officers, as well as actual fiscal 2022 payouts under the programs.

  53    CONAGRA BRANDS

Our Fiscal 2022 Executive Compensation Program

For fiscal 2022, the Committee created an executive compensation program with multiple elements:

Fixed Compensation: • Base Salary • Health and Welfare Benefits • Retirement Benefits	Incentive Compensation: • Fiscal 2022 Annual Incentive Plan (cash settled) • Fiscal 2022 – 2024 Long-term Incentive Plan (stock settled)

The use of a mix of compensation types (salary, benefits, cash-based incentives and equity-based incentives) and a mix of performance periods (single year and multi-year) was intended to promote behavior consistent with our long-term strategic plan and minimize the likelihood of executives having significant motivation to pursue risky or unsustainable results.

In overseeing this compensation program design, the Committee sought to encourage and reward behavior that would promote attainment of our annual and long-term goals and lead to sustainable growth in shareholder value. In particular, the Committee focused on:

•	Aligning compensation programs, policies and practices to our company’s vision, mission and values;

•	Being market competitive, but emphasizing variable compensation to differentiate our program from that of peers;

•	Determining pay mix (fixed and variable compensation) based on executive position;

•	Providing a compensation structure that groups positions based on impact to the company;

•	Affording opportunities and flexibility in pay positioning to ensure fair and equitable compensation and room for growth; and

•	Recognizing and differentiating based on individual, team, and company performance.

With respect to each named executive officer, the Committee also considered the following:

Mr. Sean Connolly.	Mr. Connolly has served as our Chief Executive Officer and as a member of the Board since 2015. The Committee believes that within our company, Mr. Connolly should have the largest aggregate compensation opportunity due to his level of responsibility and business experience. The Committee also believes Mr. Connolly should have the greatest proportion of his compensation opportunity at-risk. External market data supports this conclusion. For fiscal 2022, consistent with this belief, the independent directors set Mr. Connolly’s compensation opportunities at a level higher than the comparable opportunities for the other named executive officers. The Committee considered Mr. Connolly’s accountability for the performance of the entire organization as well as the terms and requirements of his employment agreement.

Mr. David S. Marberger.	Mr. Marberger has served as our Executive Vice President and Chief Financial Officer since 2016. As Chief Financial Officer, Mr. Marberger is our Principal Financial Officer, leads all Finance functions for the company, heads our Investor Relations department, and has accountability for the Information Technology and M&A functions. The Committee considered the broad scope of Mr. Marberger’s responsibilities, his previous experience as a Chief Financial Officer, his in-depth knowledge of the food industry, internal pay equity, and external market data in setting his compensation for fiscal 2022.

Mr. Thomas M. McGough.	Mr. McGough has served as our Executive Vice President and Co-Chief Operating Officer since 2018 and served as the President of our operating segments from May 2013 to October 2018. He joined the company in 2007 as Vice President, Marketing, and progressed through our branded food organization quickly, being named President, Specialty Foods, in August 2010 and then President, Grocery Products in July 2011. The Committee considered the scope of Mr. McGough’s responsibilities, the dynamic marketplace facing the branded food business, internal pay equity, and external market data in setting his compensation for fiscal 2022.

2022 PROXY STATEMENT      54

Mr. Darren C. Serrao.	Mr. Serrao has served as our Executive Vice President and Co-Chief Operating Officer since 2018 and served as our Executive Vice President and Chief Growth Officer from August 2015 to October 2018. As head of our Growth Center of Excellence, Mr. Serrao led our insights, innovation, research and development, and marketing teams. In setting Mr. Serrao’s compensation for fiscal 2022, the Committee considered his broad responsibility in the organization and the importance of innovation and transformation in our strategic plan. The Committee also considered internal pay equity and external market data.

Alexandre O. Eboli.	Mr. Eboli has served as our Executive Vice President and Chief Supply Officer since July 2021. Mr. Eboli has principal responsibility for the Company’s end-to-end supply chain, including overseeing the manufacturing, procurement, environment, health and safety, plant quality, logistics, and transportation and warehousing teams. The Committee considered the scope of Mr. Eboli’s responsibilities, the dynamic factors affecting health and safety and the global supply chain, internal pay equity, and external market data in setting his compensation for fiscal 2022.

The unique roles, contributions and tenure of our named executive officers had a meaningful impact on their total fiscal 2022 compensation opportunity. A consistent theme across our named executive officers, however, is that by design, targeted incentive compensation for fiscal 2022 was a significant percentage of the total compensation opportunity. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes that the emphasis on stock-based compensation is the best method of aligning management interests with those of our shareholders.

The charts below show the total target compensation opportunity (calculated using base salary earnings, targeted fiscal 2022 Annual Incentive Plan award, and targeted long-term incentive value) for Mr. Connolly and for our other named executive officers as a group.

More detail on each fiscal 2022 compensation element follows.

  55    CONAGRA BRANDS

Base Salaries

We pay salaries to our named executive officers to provide them with a base level of fixed income for services rendered. On average, 22% of the total fiscal 2022 compensation opportunity for each named executive officer, other than the Chief Executive Officer, was provided in the form of base salary. For Mr. Connolly, our Chief Executive Officer, 11% of his total compensation opportunity was provided in the form of base salary. For more information on Mr. Connolly’s base salary, see “Agreements with Named Executive Officers — Agreement with Mr. Connolly” below.

A summary of the salaries of our named executive officers is set forth below.

Name	Fiscal 2022 Base Salary Rate ($)	Increase from Fiscal 2021 (%)	Percent of Target Total Direct Compensation (%)

Mr. Connolly	$1,275,000	3.2%	11%

Mr. Marberger	$736,700		21%

Mr. McGough	$750,000	-	21%

Mr. Serrao	$610,000	-	22%

Mr. Eboli	$540,000	-	26%

In fiscal 2022, the Committee approved a base salary increase for Mr. Connolly during annual pay planning in order to align his salary more closely to between the market median and seventy-fifth percentile of the market for his role. The base salary rates for the other named executive officers were unchanged from fiscal 2021, except for Mr. Eboli who joined Conagra in July 2021 and thus had no fiscal 2021 base salary (or other compensation) from the Company.

Please see the information included above for a discussion of the other factors the Committee considered when determining the individual salaries of each of the named executive officers.

Incentive Programs – Overview

We use incentive programs to closely align management compensation with company performance. Our incentive programs reward the achievement of our annual operating plan and our long-term strategic plan. For fiscal 2022, opportunities under these programs combined to represent approximately 89% of Mr. Connolly’s compensation opportunity. For each named executive officer other than the Chief Executive Officer, targeted incentive compensation for fiscal 2022 was approximately 78% of the total compensation opportunity.

We provide details of our incentive programs below. Financial targets disclosed in these discussions are done so in the limited context of our incentive plans; they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentive Plan

The fiscal 2022 Annual Incentive Plan, or FY22 AIP, provided a cash incentive opportunity to approximately 4,592 employees, including our named executive officers. We have regularly provided an annual incentive opportunity to a broad group of employees, to reinforce a sense of ownership across our company and drive and sustain a pay-for-performance culture.

2022 PROXY STATEMENT      56

At the start of fiscal 2022, the Committee approved fiscal 2022 operating income and fiscal 2022 net sales as the funding metrics for the FY22 AIP (subject to adjustment, as appropriate, for items impacting comparability of results). The Committee determined that, due to the inflationary environment, a heavier focus on operating income was warranted for fiscal 2022 and therefore increased the weight of the operating income funding metric from 50% in fiscal 2021 to 70% in fiscal 2022. In addition, because the company achieved its deleveraging target during fiscal 2021, the Committee chose to eliminate the free cash flow metric from the AIP in fiscal 2022.

As a result, the Committee selected these two goals, with operating income weighted 70% in the plan and net sales weighted 30%, to reward employees for achieving key elements of the fiscal 2022 annual operating plan: sales and profit growth.

In addition, because the company believes that the achievement of its diversity and inclusion initiatives, in alignment with the company’s strategy, will support the creation of sustainable long-term value for shareholders, the FY22 AIP included D&I as a component of the overall performance assessment process as part of the individual performance modifier for senior leaders. Under the fiscal 2022 AIP, the total payout opportunity for participants continued to be capped at 200% of targeted awards.

The operating income and net sales goals for the FY22 AIP were as follows:

Goals (Dollars in Millions)

Metric	Weight	Threshold (25% Payout)	Below Target (95% Payout)	Target (100% Payout)	Above Target (105% Payout)	Maximum (200% Payout)

Operating Income	70%	$1,442.3	$1,712.8	$1,802.9	$1,893.0	$2,163.5

Net Sales	30%	$9,996.4	$10,662.8	$11,107.1	$11,551.4	$12,217.8

Individual Payout Opportunities

In addition to setting the financial goals for the FY22 AIP, the Committee set corresponding target AIP opportunities for each named executive officer, measured as a percentage of his or her base salary for fiscal 2022. The following table shows the ranges of authorized payments for the named executive officers based on achievement of the operating income and net sales goals approved for the FY22 AIP, as well as each named executive officer’s individual performance modifier. No portion of the incentive was guaranteed.

Named Executive Officer	Threshold AIP Award (as % of base salary earnings)	Target AIP Award (as % of base salary earnings)	Maximum AIP Award (as % of base salary earnings)

Mr. Connolly	39%	165%	330%

Mr. Marberger	25%	100%	200%

Mr. McGough	25%	100%	200%

Mr. Serrao	23%	90%	180%

Mr. Eboli	20%	80%	160%

The targets for all named executive officers other than Mr. Connolly, as percentages of base salary earned, remained unchanged from fiscal 2021, except for Mr. Eboli who joined Conagra in July 2021 and thus had no fiscal 2021 target. Mr. Connolly’s target, as a percentage of base salary, was increased from 155% to 165% to better align his total targeted compensation opportunity between the market median and the market seventy-fifth percentile for his role. Please see the information above for a discussion of the factors the Committee considered when determining the individual target AIP awards of each of the named executive officers.

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Fiscal 2022 Results

As discussed above, our results were adjusted target in fiscal 2022. For FY22 AIP purposes, the Committee determined that Conagra achieved fiscal 2022 adjusted operating income of $1,665.4 million and fiscal 2022 adjusted net sales of $11,535.9 million. Formulaically, these results provided for a payout equal to [    ]% of target.

Once the performance metrics review was complete, the Committee considered the manner in which management executed the operating plan during the year to determine if any adjustments were warranted to the overall payout. The FY22 AIP permitted the Committee to increase or decrease the pool funding level by an amount, up to 15% of target, based on how the company achieved its business results. During fiscal 2022, Conagra was negatively impacted by various external factors that were generally outside of management’s control, including higher than expected input cost inflation, higher transportation costs, and elevated supply chain operating costs. These factors adversely impacted Conagra’s FY22 AIP results. Although management took decisive actions to mitigate these impacts, including by investing in our supply chain operations and successfully implementing inflation-driven pricing, the full realization of the benefit of such actions did not occur in time to fully offset higher overall costs in fiscal 2022. Management also effectively managed our Ardent Mills joint venture, the results of which were not reflected in the FY22 AIP results.

After careful consideration of the impact the FY22 AIP payouts might have on Conagra’s ability to retain and reward those key employees necessary to help Conagra meet its financial and business objectives, and in consideration of the many operational and strategic accomplishments from the year in the face of evolving and dynamic challenges, Mr. Connolly recommended, and the Committee agreed, to exercise discretion to increase the overall FY22 AIP payout funding for the named executive officers and all AIP-eligible employees by [    ]%. As shown in the table below, this discretionary adjustment, which was made pursuant to the original design of the FY22 AIP, increased the FY22 AIP payout percentage for our named executive officers from [    ]% to [    }%. This was the first time the Committee has exercised positive discretion in AIP payout funding.

	(Dollars in Millions)

Metric (As Adjusted)	FY22 Target	FY22 AIP Results	Funding Level

Operating Income	$1,802.9	$1,665.4	82.7% of Target

Net Sales	$11,107.1	$11,535.9	104.8% of Target

		Initial Payout %	[ ]% of Target

		Positive Payout Adjustment %	[ ]%

2022 PROXY STATEMENT      58

Determination of Individual Named Executive Officer Awards

The Committee’s final step was to determine each named executive officer’s individual payout under the FY22 AIP. This process involved an assessment of the individual’s target award, the company performance against the performance goals, and each executive’s individual performance, including each executive’s applicable individual performance modifier (which included D&I as a component of the holistic individual performance assessment).

Mr. Connolly’s input on the individual contribution of these leaders, and his recommendations on program payouts, also assisted the Committee in approving specific AIP payouts. The full Board’s performance evaluation of Mr. Connolly was used in determining his payout. Ultimately, the Committee decided that each named executive officer should be compensated under the FY22 AIP as detailed in the chart below. The Committee believes that the AIP awards paid to the named executive officers for fiscal 2022 are consistent with the level of accomplishment by the company and each named executive officer during the year.

Named Executive Officer	Target Opportunity	Actual AIP Payout	Actual Payout as a % of Target Opportunity

Mr. Connolly	$2,093,850	$[ ]	[ ]%

Mr. Marberger	$736,700	$[ ]	[ ]%

Mr. McGough	$750,000	$[ ]	[ ]%

Mr. Serrao	$549,000	$[ ]	[ ]%

Mr. Eboli	$382,154	$[ ]	[ ]%

To incent management to make decisions that have positive long-term impacts, even at the expense of shorter-term results, and to prevent unusual gains and losses from having too great of an impact on plan payouts in any year, the Committee retained discretion in the FY22 AIP to exclude items impacting comparability from company-wide results and adjust actual results for specific items that occurred during the fiscal year. The use of adjustments approved by the Committee and applicable to the fiscal 2022 operating income and net sales metrics is described below under “Additional Information on Compensation Practices – Use of Adjustments in Incentive Programs.”

Fiscal 2023 Annual Incentive Plan

At the start of fiscal 2023, the Committee approved operating income and net sales (in each case subject to adjustment as appropriate for items impacting comparability of results) as the funding metrics for the FY23 Annual Incentive Plan.

Long-Term Incentive Plan Overview

The Committee firmly believes in aligning the interests of our senior leaders with those of our shareholders. The significant extent to which equity is included in our named executive officers’ compensation opportunity evidences this belief.

For fiscal 2022, the long-term incentive program was intended to:

•	provide variable, competitive compensation based on long-term company performance;

•	incent and reward leaders who have the greatest ability to drive long-term company success; and

•	reward participants for desired results that align with shareholder value creation.

The fiscal 2022 program for the named executive officers included two elements: an award of performance shares that are settled in shares of common stock, and an award of service-based restricted stock units (RSUs).

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The Committee annually establishes a target long-term incentive grant value for each named executive officer using a value-based approach. In fiscal 2022, as in recent years, 75% of this total targeted value was delivered in the form of a performance share grant, and 25% of this total targeted value was delivered in the form of an RSU grant. Targeted values were converted into grant sizes by dividing the dollar value of the targeted opportunity by the average of the closing market price of our common stock on the NYSE for the 10 trading days prior to, but not including, the grant date. The aggregate target opportunities for fiscal 2022 long-term incentive awards for the named executive officers were as follows:

Named Executive Officer	Target Opportunity

Mr. Connolly	$8,421,000

Mr. Marberger	$2,000,000

Mr. McGough	$2,000,000

Mr. Serrao	$1,600,000

Mr. Eboli	$1,000,000(1)

Each of Mr. Connolly’s, Mr. Marberger’s, and Mr. McGough’s target long-term incentive award increased from $7,750,000 to $8,421,000, from $1,600,000 to $2,000,000, and from $1,600,000 to $2,000,000, respectively, in fiscal 2022. The increases were approved to better align Mr. Connolly’s total targeted compensation to between the market median and market seventy-fifth percentile, and each of Mr. Marberger’s, and Mr. McGough’s total targeted compensation more closely to the market median for each of their roles. Other than the increased target opportunities for Messrs. Connolly, Marberger, and McGough, no changes were made to the named executive officers’ target long-term incentive opportunities from fiscal 2022. Each element of the long-term incentive plan used in fiscal 2022 is discussed more fully below.

(1)

Mr. Eboli also has target opportunity of an additional $350,000 related to his sign-on RSU for the beginning of his employment with the company, with one-half of the grant vesting on each of the first and second anniversaries of the grant date.

Long-Term Incentive Plan – Restricted Stock Units

RSUs generally represent the right to receive a defined number of shares of our common stock after completing a period of service established at the grant date. RSUs encourage long-term commitment to the company.

In general, all RSUs granted in fiscal 2022 vest in full on the third anniversary of the date of grant, subject to the executive’s continued employment with us. Awards granted in fiscal 2022 are not entitled to dividend equivalents.

The number of RSUs granted to each named executive officer pursuant to the fiscal 2022 long-term incentive program is set forth below.

Named Executive Officer	RSUs Granted During Fiscal 2022

Mr. Connolly	60,068

Mr. Marberger	14,266

Mr. McGough	14,266

Mr. Serrao	11,413

Mr. Eboli	17,347

The Committee considered the factors set forth above with respect to each named executive officer when determining grant sizes by individual. Annual grants to the named executive officers were made on July 22, 2021. Mr. Eboli also received a sign-on grant on August 2, 2021, representing a contingent right to receive 10,214 shares with 50% of those RSUs vesting on August 2, 2022 and the remaining 50% vesting on August 2, 2023. The grant date fair value of the RSUs awarded to our named executive officers is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2022.

2022 PROXY STATEMENT      60

Long-Term Incentive Plan – Performance Shares

Performance shares represent an opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals over time. In general, the performance shares vest following completion of the third fiscal year following grant and provide the named executive officer participating in the cycle the opportunity to earn a payout, in shares of common stock, from 0% to 200% of their respective targeted award. Dividend equivalents are paid on the portion of performance shares actually earned at our regular dividend rate in additional shares of common stock.

The three-year nature of each performance share grant means that in any year, a named executive officer can have up to three outstanding performance share plan, or PSP, cycles outstanding. In fiscal 2022, for example, each named executive officer participated in our fiscal 2020 to 2022 PSP, our fiscal 2021 to 2023 PSP, and our fiscal 2022 to 2024 PSP.

The targeted number of performance shares granted to our named executive officers in fiscal 2022, together with the performance share grants made under the comparable program in fiscal 2021 and fiscal 2020, are set forth below.

Named Executive Officer	Targeted Performance Shares for Fiscal 2022 to 2024 Cycle	Targeted Performance Shares for Fiscal 2021 to 2023 Cycle	Targeted Performance Shares for Fiscal 2020 to 2022 Cycle

Mr. Connolly	180,203	160,058	201,939

Mr. Marberger	42,798	33,044	43,273

Mr. McGough	42,798	33,044	43,273

Mr. Serrao	34,239	33,044	43,273

Mr. Eboli	21,399	-	-

Goal Setting in the PSP

The Committee’s approach to selecting and setting performance goals for each cycle of the PSP is thorough. Prior to the start of a performance period, the Committee discusses proposed plan design, taking into consideration the company’s strategic plan. Then, shortly after the start of each performance period, the Committee approves the actual metric or metrics for the program and the specific financial hurdles that must be met for awards to be earned.

The Committee’s preferred approach is for the performance goals in each grant to cover the full three-years of the performance period and remain un-revised throughout the cycle. However, the Committee retains the discretion to modify goals or use longer or shorter performance periods if doing so is appropriate in light of relevant company dynamics or macroeconomic conditions. For example, in recent years, the Committee has amended plan targets under the PSP in light of the Pinnacle Foods acquisition and tax reform legislation known as the Tax Cuts and Jobs Act, or TCJA, and in July 2021 (due to uncertainties caused by the COVID-19 pandemic), adopted a staged approach to goal setting for the fiscal 2021 portion of the FY21 through FY23 cycle of the performance share plan by adopting a one-year EPS growth rate for the fiscal 2021 period (as described in our 2021 proxy statement, the one-year Adjusted Diluted EPS CAGR). However, the Committee made the decision to return for the FY22 to FY24 cycle to the three-year performance period plan design from prior years, which included a grant intended to cover a three-year performance period that would remain unchanged (absent the Committee’s discretion to modify or adjust the applicable goals if necessary (as described above)). The Committee believes that appropriate goal setting is among the most important aspects of establishing the executive compensation program. As such, the Committee makes goal-setting decisions that it believes best maintain the alignment of the company’s long-term incentive program with the company’s external financial commitments to investors.

The balance of this subsection of the Compensation Discussion and Analysis describes, in more detail, each cycle of our PSP outstanding during fiscal 2022.

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FY22 to FY24 Performance Share Awards

Performance shares for the fiscal 2022 to fiscal 2024 cycle of the long-term incentive plan were granted at the start of fiscal 2022. The performance period for this cycle will conclude at the end of fiscal 2024 and the awards will pay out, to the extent earned, in shares of common stock in summer 2024. The specific fiscal 2022 plan targets are as follows:

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)

Fiscal 2022 to 2024	[ ]%	[ ]%	[ ]%

(1)  An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity.

(2)  An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity.

(3)  An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity.

The grant date fair value of all performance shares granted to the named executive officers under the fiscal 2022 to 2024 cycle, based on the probable outcome of the performance conditions for such period, is included for fiscal 2022 in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2022.

FY21 to FY23 Performance Share Awards

Performance shares for the fiscal 2021 to fiscal 2023 cycle of the long-term incentive plan were granted at the start of fiscal 2021. As mentioned above and described in our 2021 proxy statement, the Committee adopted a staged approach to goal setting for the fiscal 2021 through 2023 cycle of the performance share plan by adopting a one-year target for the fiscal 2021 period, and then a two-year target for the fiscal 2022 through fiscal 2023 period, of the FY21 to FY23 awards. The performance measure adopted for the cycle include a one-year Adjusted Diluted EPS CAGR goal for FY21 (weighted at 33%) approved during fiscal 2021 as follows:

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)	Weighted

Fiscal 2021	0.4%	4.3%	8.3%	33%

(1)  An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity.

(2)  An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity.

(3)  An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity.

At the conclusion of fiscal 2021, the Committee assessed our performance against the one-year goal for the fiscal 2021 tranche described above and certified results overall. As set forth in the table below, our financial performance during fiscal 2021 resulted in a funding level equal to 200% of the fiscal 2021 portion of the FY21 to FY23 performance share awards.

Performance Period	Performance Metric	Results	Payout Earned	Weighted

Fiscal 2021 Tranche of FY21 to FY 23 awards	EPS CAGR as adjusted	15.2%	200%	33%

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The two-year Adjusted Diluted EPS CAGR for FY22-23 (weighted at 67%) was adopted at the beginning of fiscal 2022 . The performance period for this cycle will conclude at the end of fiscal 2023 and the awards will pay out, to the extent earned, in shares of common stock in summer 2023. The specific plan targets are as follows:

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)	Weighted

Fiscal 2022 to Fiscal 2023	-2.5%	1.1%	4.6%	67%

(1)  An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity.

(2)  An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity.

(3)  An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity.

The grant date fair value of the portion of the performance shares granted to the named executive officers under the fiscal 2021 to 2023 cycle based on the probable outcome of the performance conditions for such period, is all included for fiscal 2021 in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2022.

FY20 to FY22 Performance Share Awards

Performance shares for the fiscal 2020 to fiscal 2022 cycle of the long-term incentive plan were granted at the start of fiscal 2020. The performance measure adopted for the cycle is a three-year EPS CAGR. The performance period concluded at the end of the fiscal 2022 with the specific plan targets as follows:

Performance Period	Threshold EPS CAGR(1)	Target(2)	Maximum EPS CAGR(3)

Fiscal 2020 to 2022	7.7%	11.4%	14.9%

(1)  An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity.

(2)  An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity.

(3)  An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity.

At the conclusion of fiscal 2022, the Committee assessed our performance against the fiscal 2020 to 2022 EPS CAGR goal and certified results overall. As set forth in the table below, our financial performance over the last three years resulted in a funding level equal to [    ]% of the targeted PSP awards.

Performance Period	Performance Metric	Plan Results	Payout Earned	Total Cycle Payout

Fiscal 2020 to 2022	EPS CAGR, as adjusted	[ ]%	[ ]%	[ ]%

For more information about the Committee’s assessment of our performance versus program goals, see “Additional Information on Compensation Practices – Use of Adjustments in Incentive Programs” below.

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The table below lists the number of shares of common stock that were issued to the named executive officers following fiscal 2022 for the fiscal 2020 to 2022 cycle of the PSP. It is generally the Committee’s practice to pay performance share awards at a level equal to the funded amount, without applying further discretion. The Committee followed this practice for the fiscal 2020 to fiscal 2022 PSP. The noted amounts include dividend equivalents on earned shares, which were paid in additional shares.

Named Executive Officer	Targeted Performance Shares Granted for Fiscal 2020 to 2022 Cycle	Actual Performance Shares Earned for Fiscal 2020 to 2022 Cycle	Actual as % of Target (without Dividend Equivalents)	Actual as % of Target (with Dividend Equivalents)

Mr. Connolly	201,939	[ ]	[ ]%	[ ]%

Mr. Marberger	43,273	[ ]	[ ]%	[ ]%

Mr. McGough	43,273	[ ]	[ ]%	[ ]%

Mr. Serrao	43,273	[ ]	[ ]%	[ ]%

Mr. Eboli(1)	-	-	-	-

(1) Mr. Eboli did not have a target for and did not receive these performance shares because he did not begin his employment with the Company until August 2, 2021, which was in fiscal 2022.

Performance-Based Restricted Stock Unit Awards

In fiscal 2019, the Committee approved one-time grants of performance based restricted stock units (PBRSUs) to the named executive officers and a very limited group of other senior officers of the company. The PBRSU awards were designed to strengthen the alignment between management and shareholders and incentivize shareholder value growth. In general, the PBRSU awards were to be earned only to the extent management delivered strong absolute total shareholder return (TSR) and strong relative TSR versus the median TSR of the S&P 500 Index over a performance period running from the date of grant (April 15, 2019) until May 27, 2022 (the last trading day of fiscal 2022). The PBRSU award agreements include non-competition restrictive covenants that generally apply until the earlier of the one-year anniversary of a participant’s termination of employment with us and the one-year anniversary of the vesting date of the PBRSU award.

The PBRSUs targets were not met over the performance period and none of the named executive officers earned any PBRSUs.

Committee’s Views on Executive Stock Ownership

The Committee has adopted stock ownership guidelines applicable to approximately 93 of our most senior employees, including our named executive officers. These guidelines, which are represented as a percentage of salary, increase with level of responsibility within the company. The Committee has adopted these guidelines because it believes that management stock ownership promotes alignment with shareholder interests.

The named executive officers are expected to reach their respective ownership requirement within a reasonable period after appointment. Shares personally acquired by the executive through open market purchases or through our employee benefit plans (for example, our employee stock purchase plan), as well as outstanding RSU awards, are counted toward the ownership requirement. Unexercised stock options, unearned performance shares, and unearned PBRSUs are not counted. If a named executive officer’s ownership position is below the applicable ownership requirement, the named executive officer is required to hold 75% of the net shares received from equity compensation awards.

2022 PROXY STATEMENT      64

The following table reflects the ownership, as of July 26, 2022, of our continuing named executive officers.

Named Executive Officer	Stock Ownership Guideline (% of Salary)	Actual Ownership (% of Salary)(1)

Mr. Connolly	600	[ ]

Mr. Marberger	400	[ ]

Mr. McGough	400	[ ]

Mr. Serrao	300	[ ]

Mr.Eboli (2)	300	[ ]

(1)Based on the closing price of our common stock on the NYSE on July [    ], 2022 ($[    ]) and the salaries of the named executive officers in effect as of May 29, 2022.

(2)Due to his hire date of July 12, 2021, Mr. Eboli does not yet meet his ownership requirement. Mr. Eboli is projected to make progress towards his ownership guideline each year he remains in position.

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Other Fiscal 2022 Compensation

The additional material elements of our compensation program for the named executive officers during fiscal 2022 were as follows:

Benefit Programs

We offer a package of core employee benefits to our employees, including our named executive officers. With respect to health and welfare benefits, we offer health, dental, and vision coverage and life and disability insurance. The company and employee participants share in the cost of these programs.

We offer a matching-gifts program through our Conagra Brands Foundation. To maximize community impact, the Conagra Brands Foundation offers matching gift opportunities to all employees, including the named executive officers. Donations made by the Foundation on behalf of a named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2022.

With respect to retirement benefits, we maintain a qualified 401(k) retirement plan (with a company match on employee contributions and a nonelective employer contribution) and the named executive officers are entitled to participate in this plan on the same terms as other employees. Mr. McGough also participates in a qualified pension plan that was closed to new participants in 2013 and frozen effective December 31, 2017.

Some of the named executive officers and other employees at various levels of the organization participate in a voluntary deferred compensation plan. The voluntary deferred compensation plan enables us to pay retirement benefits in amounts that exceed the limitations imposed by the Code under our qualified plans. The plan allows the named executive officers, as well as a broader group of employees, to defer receipt of a portion of their base salary and annual cash incentive compensation. A company match is made on deferrals of any compensation above the IRS annual compensation limit ($305,000 for calendar year 2022, and $290,000 for calendar year 2021), and a nonelective contribution is made on compensation above the limit. The program permits executives to save for retirement in a tax-efficient way at minimal administrative cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We include contributions made by the company to the named executive officers’ 401(k) plan and voluntary deferred compensation accounts in the “All Other Compensation” column of the Summary Compensation Table –Fiscal 2022. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2022 and “Nonqualified Deferred Compensation – Fiscal 2022” below.

Security Policy

The Committee has determined that it is appropriate to cover Mr. Connolly by our security policy. As a result, Mr. Connolly is required to take corporate aircraft for all business and personal air transportation. To offset a portion of the incremental cost to the company of his personal use of corporate aircraft, we entered into an aircraft time share agreement with Mr. Connolly. Under the agreement, Mr. Connolly is responsible for reimbursing us, in cash, certain amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes, and catering costs for such flights. We do not charge for the fixed costs that would be incurred in any event to operate the company aircraft (for example, aircraft purchase costs, maintenance, insurance, and flight crew salaries). Mr. Connolly’s reimbursement obligation to the company begins once the incremental cost of his personal flights exceeds $150,000 in a fiscal year. The incremental cost to us of providing these benefits in fiscal 2022, if any, is included in the “All Other Compensation” column of the Summary Compensation Table –Fiscal 2022.

2022 PROXY STATEMENT      66

A copy of the Conagra Brands, Inc. Aircraft Use Policy is available to any shareholder who requests it from the Corporate Secretary at 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Agreements with Named Executive Officers

Agreement with Mr. Connolly

We entered into a letter agreement with Mr. Connolly on August 2, 2018, which replaced Mr. Connolly’s prior employment agreement that expired on August 1, 2018. The letter agreement generally describes Mr. Connolly’s duties and responsibilities as CEO, and, provides for a minimum base salary of $1.2 million subject to review and possible increase by the Committee and the Board’s independent directors, as well as a customary vacation allowance. The letter agreement also outlines Mr. Connolly’s participation in our incentive compensation programs. Regarding the annual incentive program, the agreement provides that Mr. Connolly’s target opportunity will be at least 150% of his base salary. With respect to long-term incentives, Mr. Connolly is entitled each year to receive a targeted long-term award opportunity with a value of at least $7.5 million for any routine three-year performance period approved by the Committee, subject to the terms and conditions established by the Committee.

The agreement subjects Mr. Connolly to our stock ownership guidelines. Mr. Connolly also remains bound to certain provisions in his prior employment agreement that survived the expiration of such agreement, including a one-year post-employment non-competition restriction and our standard confidentiality and non-solicitation agreement.

The agreement continues the application of our security policy to Mr. Connolly, as further described above and under “Executive Compensation — Summary Compensation Table – Fiscal 2022” below. In addition, we also agreed to pay Mr. Connolly for professional fees incurred in the negotiation and preparation of the new letter agreement (and related documents).

The agreement also entitles Mr. Connolly to participate in benefit plans and programs that are made available to senior executives generally. For information about the terms of Mr. Connolly’s participation in our retirement plans and deferred compensation plans, see “Executive Compensation — Nonqualified Deferred Compensation – Fiscal 2022” below.

The letter agreement also includes retirement benefits for Mr. Connolly. It provides that, for Mr. Connolly’s equity awards granted on or after July 17, 2018, and for any annual incentive plan in effect in the year of his retirement, (a) any definition of “early retirement” will be no less favorable to Mr. Connolly than the requirement that Mr. Connolly attains at least age 55 but has not yet attained age 57, and (b) any definition of “normal retirement” will be no less favorable to Mr. Connolly than the requirement that Mr. Connolly attain at least age 57. In addition, if any RSU or performance share award or agreement with Mr. Connolly under the long-term incentive program for an award outstanding at the time of his termination of employment provides for immediate vesting (either pro-rata or in full, as applicable) in the event of normal retirement or early retirement (as such terms are defined in the RSU or performance share award or agreement), and such normal retirement or early retirement is not within two years of a change of control (as that term is defined in the RSU or performance share award or agreement), then such RSU or performance share award or agreement will be deemed to be amended by the letter agreement so that it provides for continued vesting after the retirement in accordance with the normal vesting schedule for such award (either pro-rata or in full, as applicable).

The letter agreement also provides for severance, termination, and change of control benefits.

Mr. Connolly’s severance benefits under the letter agreement are further described below under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Change of Control Benefits

We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness.

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Since fiscal 2012, individuals promoted or hired into positions that, in the Committee’s view, are appropriate for change of control program participation have not been entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to new participants is inappropriate relative to best executive pay practices.

We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Severance Benefits

We have adopted a broad severance plan potentially applicable to all salaried employees, including the named executive officers. In some circumstances, as part of negotiations during the hiring or recruiting process, we have supplemented this plan with specific severance arrangements. No such arrangements currently exist with our named executive officers other than Mr. Connolly.

Design and Approval of Our Fiscal 2022 Program

The Committee’s process to design the compensation program for the named executive officers is a robust one. To help ensure that its design objectives are met and program elements are reasonable, the Committee uses a variety of inputs, including the results of our annual “say-on-pay” vote, the advice of the Committee’s independent compensation consultant, company and participant-focused considerations, the input of our Chief Executive Officer, and risk mitigation considerations. We address each of these inputs here.

Annual Say on Pay Vote

In overseeing the executive compensation program for fiscal 2022, the Committee looked to our shareholders. The Committee’s policy is to present a “say-on-pay” vote to our shareholders annually. In September 2021, we received 93% approval in our say-on-pay vote, leading the Committee to the conclusion that material changes in compensation design, solely due to the outcome of the say-on-pay vote, were not warranted for fiscal 2022.

Independent Consultant and Market Data

The Committee also leveraged the advice and counsel of its independent compensation consultant, FW Cook, in setting fiscal 2022 compensation. The consultant assists the Committee in monitoring policy positions of institutional shareholders and their advisors, emerging market practices in compensation design and philosophy, and policy developments relevant to the Committee’s work. The Committee’s consultant also provides internal and external pay comparison data. The Committee uses this data as a market check on its compensation decisions and does not mandate target ranges for our named executive officers’ salaries, annual incentive opportunities, long-term incentive opportunities, or total direct compensation levels as compared to the peer group. The Committee recognizes that over-reliance on external comparisons can be of concern; therefore, the Committee uses external comparisons as only one point of reference and is mindful of the value and limitations of comparative data.

The Committee’s first step in using external data for fiscal 2022 was the identification of an appropriate peer group. FW Cook prepared a list of potential peer companies (with an emphasis on food and beverage companies) based on consideration of the following criteria:

•

Operations and Scale: Companies similar in size (based on revenue, market capitalization, and enterprise value) and industry (packaged food and meats and broader brand-based consumer packaged goods companies);

•	Business Characteristics: Public companies listed on major U.S. exchanges and subject to U.S. disclosure rules, and companies with whom we compete for talent; and

•	Proxy Advisor Peers: Companies included in peer groups used by shareholder advisory firms (as a reference).

2022 PROXY STATEMENT      68

Following discussion, the Committee decided to maintain fiscal 2021’s peer group for fiscal 2022 compensation decisions.

The Committee approved the following peer group of 16 companies for purposes of assessing fiscal 2022 compensation competitiveness:

Campbell Soup Company	General Mills, Inc.	Keurig Dr. Pepper Inc.

Church & Dwight Co., Inc.	The Hershey Company	Kimberly-Clark Corporation

The Clorox Company	Hormel Foods Corporation	The Kraft Heinz Company

Colgate-Palmolive Company	The J. M. Smucker Company	McCormick & Company, Incorporated

The Estée Lauder Companies Inc.	Kellogg Company	Mondelez International, Inc.

Newell Brands Inc.

Company and Participant Focused Matters

The Committee also generally considered the following company and participant focused matters in making fiscal 2022 compensation decisions:

Company- Focused Matters

• Company performance in prior years and expectations for the future;

• The anticipated degree of difficulty inherent in the targeted incentive performance goals;

• The level of risk-taking the program would reward;

• The general business environment; and

• Practices and developments in compensation design and governance.

Participant- Focused Matters

• Individual performance history;

• The anticipated degree of difficulty inherent in individual goals;

• Internal pay equity; and

• The potential complexity of each program, preferring programs that are transparent to participants and shareholders and easily administered.

The Chief Executive Officer’s Views

Mr. Connolly, our Chief Executive Officer and President, played a role in several key areas of the design of our fiscal 2022 executive compensation program.

•

Selecting Performance Metrics and Targeted Performance Levels. An important part of designing incentive compensation programs is the selection of plan metrics and performance targets. To help ensure that the Committee’s pay-for-performance goals are achieved, selected metrics must be tied to shareholder value creation. In addition, performance targets must be set at levels that balance investor expectations against achievability, without incenting undue risk taking. The Committee sought Mr. Connolly’s input on these matters for fiscal 2022. Mr. Connolly provided the Committee his views on the appropriate company goals for use in our annual and long-

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term incentive plans. Mr. Connolly provided input based on his understanding of investor expectations and our operating plans and financial goals. The Committee had sole authority to approve the program metrics and targets but found Mr. Connolly’s input valuable.

•

Assessing Company Performance. Financial performance is at the core of our incentive programs. However, the Committee retains the discretion to modify payouts based on the manner in which business results are delivered. At the end of fiscal 2022, Mr. Connolly offered the Committee his views of the quality of our performance against expectations.

•

Assessing Individual Performance. With respect to individual performance, which also informed fiscal 2022 compensation decisions, the Committee relied on Mr. Connolly’s regular performance evaluations of the senior leadership team. Mr. Connolly shared information on the named executive officers’ impact on strategic initiatives and organizational goals, as well as their leadership behaviors.

Apart from this input from Mr. Connolly, no named executive officer played a direct role in his or her own compensation determination for fiscal 2022.

Additional Information on Compensation Practices

Committee’s Practices Regarding the Timing of Equity Grants

We do not backdate stock options or grant equity retroactively. We do not coordinate grants of equity with disclosures of positive or negative information. Most equity is granted in the ordinary course at an annual Committee meeting each July.

The Committee eliminated the granting of stock options from its executive compensation program in fiscal 2018. However, historically, stock options were granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. If a stock option grant was made other than during the routine July Committee meeting, the company would require that the grant be made on the first trading day of the month on or following the grantee’s date of hire.

Additional Information on the Committee’s Compensation Consultant

The Committee engaged FW Cook directly to assist it in obtaining and reviewing information relevant to its compensation decisions. The independence and performance of FW Cook are of the utmost importance to the Committee. As a result, Committee policy prevents management from directly engaging the consultant without the prior approval of the Committee’s Chair. For fiscal 2022, FW Cook did not provide any additional services to us or our affiliates. In addition, the Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis and conducts a formal evaluation of the consultant on an annual basis. The Committee assessed the independence of FW Cook, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to FW Cook during fiscal 2022. Based on this review, the Committee did not identify any conflict of interest raised by the work performed by FW Cook.

Tax and Accounting Implications of the Committee’s Compensation Decisions

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1 million to certain executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed for our programs with the TCJA, effective for taxable years beginning after December 31, 2017.

With the repeal of the “performance-based compensation” provisions of Section 162(m) of the Code, compensation granted by the Committee may, more frequently, be non-deductible. The Committee believes that the tax deduction

2022 PROXY STATEMENT      70

limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Use of Adjustments in Incentive Programs

Our goal is to pay incentives based on the same underlying business trends and results that our investors are using to measure company performance. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great of an impact on incentive payouts, the Committee designed its programs to exclude certain items impacting comparability from results in the FY22 AIP and the fiscal 2020 to 2022 cycle of the PSP. The metrics for the FY22 AIP were fiscal 2022 operating income and net sales. The metric for the fiscal 2020 to 2022 cycle of the PSP was adjusted diluted EPS CAGR.

In both the FY22 AIP and the fiscal 2020 to 2022 cycle of the PSP, the Committee approved adjustments that are generally consistent with the adjustments presented to investors in our discussions of comparable earnings results.

Adjustments included the following types of unplanned events, which can either negatively or positively impact our performance versus incentive plan targets in a manner that is not indicative of underlying business performance:

•	Restructuring charges;

•	Mergers, acquisitions, or divestitures, including supporting costs;

•	Material changes in business, operations, corporate or capital structure;

•	Impairments and other write-offs;

•	The movement of an operation into discontinued operations after the start of the performance period;

•	Foreign exchange or hedge-related gains and losses;

•	Non-operating/non-cash gains and losses;

•	Litigation or claim adjudication, judgments, or settlements – positive and negative;

•	Adjustments to prior year tax liabilities; and

•	The cumulative effects of accounting charges.

Mitigating Risk in Our Compensation Program

While the primary goal of Conagra’s executive compensation program is to align management and shareholder interests and encourage strong financial performance, the Committee is attuned to the fact that poorly constructed compensation programs can have unintended consequences. As such, the Committee designs Conagra’s program thoughtfully to help mitigate the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of our company. With the assistance of Human Resources and Legal department personnel, the Committee undertook a risk review of our fiscal 2022 compensation programs for all employees. Based on the review, we believe our compensation policies and practices are balanced and aligned with creating shareholder value and do not create risks that are reasonably likely to have a material adverse effect on our company.

  71    CONAGRA BRANDS

What We DO	Focus employees on both short- and long-term goals.	Generally require a “double-trigger” for accelerated vesting to occur in equity awards in connection with a change of control.

	Consider a mix of financial and non-financial goals to prevent over-emphasis on any single metric.	Provide for the clawback of amounts paid to any of our most senior officers in certain circumstances.

	Allow for some subjective evaluation in the determination of incentive payouts, to ensure linkage between payouts and the “quality” of performance.	Use a range of strong processes and controls, including Committee oversight, in our compensation practices.

	Employ a greater portion of variable pay (i.e., incentives) at more senior levels of the organization.	Engage an independent compensation consultant for the Committee; consultant performs no other work for our company.

	Require stock ownership for more than 93 of our most senior employees, as of fiscal year end.	Pay incentive compensation only after our financial results have been finalized and certified by the Committee.

What We DON’T DO	No director or executive officer may pledge or hedge their ownership of company stock.	Since fiscal 2012, no change in control agreements have been executed with excise tax “gross-up” protection.

	No excessive perquisites are provided to executives.	No additional years of credited service are provided to named executive officers in pension programs.

	No backdating or re-pricing of options may occur without shareholder approval.	No compensation programs that encourage unreasonable risk taking will be implemented.

2022 PROXY STATEMENT      72

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the above section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2022.

Conagra Brands, Inc. Human Resources Committee

Anil Arora	Joie A. Gregor	Richard H. Lenny

Ruth Ann Marshall, Chair

Executive Compensation

Summary Compensation Table – Fiscal 2022

The table below presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2022, for each of the other three most highly compensated individuals who were serving as executive officers at the end of fiscal 2022, and for one former executive officer who departed before the end of fiscal 2022. Mr. Eboli was not a named executive officer in fiscal 2020 or fiscal 2021; as such, information about such officer’s compensation for fiscal 2020 and fiscal 2021 is not included.

The amounts in the following Summary Compensation Table for Mr. Connolly are based in part on his letter agreement. For more information about the material terms of the letter agreement with Mr. Connolly and the change of control agreements we have entered into with each of our named executive officers, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above and “Potential Payments Upon Termination or Change of Control” below.

For more information about our named executive officers’ mix of total compensation, see the discussion under “Compensation Discussion and Analysis — Our Fiscal 2022 Executive Compensation Program” above.

Please note that all share amounts and (if applicable) exercise prices included in the tables in this “Executive Compensation” section for awards granted prior to November 9, 2016 reflect the equitable adjustments to the company’s outstanding equity awards that were made in connection with the spin-off of Lamb Weston. For additional information about such equitable adjustments, please see “Compensation Discussion and Analysis –Special Note on the Treatment of Equity Awards in the Spinoff” in our 2017 proxy statement.

  73    CONAGRA BRANDS

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)

Sean Connolly Chief Executive Officer and President	2022	1,269,000	-	7,979,396	[ ]	-	503,115	[ ]
	2021	1,230,462		7,722,276	2,357,319	-	459,966	11,770,023
	2020	1,246,154	-	7,630,602	2,649,635	-	356,441	11,882,832

David Marberger Executive Vice President and Chief Financial Officer	2022	736,700	-	1,894,382	[ ]	-	153,874	[ ]
	2021	733,392		1,594,274	906,473	-	159,998	3,394,137
	2020	738,677	-	1,587,822	997,214	-	123,791	3,447,504

Thomas McGough Executive Vice President and Co-Chief Operating Officer	2022	750,000	-	1,894,382	[ ]	0	145,478	[ ]
	2021	714,385		1,594,274	882,980	4,923	129,543	3,326,105
	2020	695,250	-	1,587,822	938,588	76,391	108,005	3,406,056

Darren Serrao Executive Vice President and Co-Chief Operating Officer	2022	610,000	-	1,515,532		-	113,859	[ ]
	2021	610,000		1,594,274	678,564	-	122,854	3,005,692
	2020	633,462	-	1,587,822	769,656	-	95,684	3,086,624

Alexandre Eboli Executive Vice President and Chief Supply Chain Officer	2022	477,692	380,000	1,262,701		-	105,575	[ ]

1.	Reflects bonus paid as part of Mr. Eboli’s sign-on package related to beginning his employment with the Company.

2.

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock awards granted during the reported fiscal years. For each of fiscal 2022, fiscal 2021, and fiscal 2020, the amount reported includes the full grant date fair value for all of the performance years of the performance shares awarded for such fiscal year. Assuming the highest level of performance is achieved for the FY22-FY24 performance shares awarded in fiscal 2022, the grant date fair value of the FY22 performance share awards would have been: $12,300,657 for Mr. Connolly, $2,921,391 for Mr. Marberger and Mr. McGough, $2,337,154 for Mr. Serrao, and $1,460,696 for Mr. Eboli. Assumptions made in the valuation of these awards are discussed in Note [    ] to the consolidated financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2022.

3.	For fiscal 2022, reflects awards earned under the FY22 AIP. A description of the FY22 AIP is included in the Compensation Discussion and Analysis.
4.

The measurement date for pension value for fiscal 2022 was May 29, 2022. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2022, the entire amount reflects the aggregate change in the actuarial present value of pension amounts rather than nonqualified deferred compensation earnings.

2022 PROXY STATEMENT      74

5.	The components of fiscal 2022 “All Other Compensation” include the following:

	Perquisites and Personal Benefits(a)			(Column 4) Tax Reimbursements $	(Column 5) Company Contribution to Defined Contribution Plans $(e)
Named Executive Officer	(Column 1) Personal Use of Aircraft $	(Column 2) Matching Gifts $	(Column 3) Relocation Expenses $
Mr. Connolly	[ ]	(b)	-	-	315,653
Mr. Marberger	-	(b)	-	-	146,374
Mr. McGough	-	-	-	-	145,478

Mr. Serrao	-	-	-	-	113,859
Mr. Eboli		-	(b)	45,036(c)	41,746

(a)	[ ]
(b)	For Columns 1 and 2, inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $25,000.

(c)	Reflects tax assistance payments related to Mr. Eboli in connection with relocation benefits received in fiscal 2022.

(d)

Reflects the qualified 401(k) plan contributions and the Voluntary Deferred Comp Plan (VDCP) (as further described below) contributions by Conagra. See the discussion under “Nonqualified Deferred Compensation – Fiscal 2022.”

Named Executive Officer	Company Contributions to Qualified 401(k) Plan	Company Contributions to VDCP

Mr. Connolly	23,890	291,762

Mr. Marberger	27,450	118,924

Mr. McGough	27,450	118,028

Mr. Serrao	26,100	87,759

Mr. Eboli	41,746	0

  75    CONAGRA BRANDS

Grants of Plan-Based Awards – Fiscal 2022

The following table presents information about grants of plan-based awards (equity and non-equity) made during fiscal 2022 to the named executive officers. All equity-based grants were made under the shareholder approved Conagra Brands, Inc. 2014 Stock Plan, as amended, which we refer to as the 2014 Stock Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Connolly	-	-	2,093,850	4,187,701	-	-	-	-	-
	7/22/2021	-	-	-	-	180,203	360,406	-	6,150,328
	7/22/2021	-	-	-	-	-	-	60,068	1,826,067
Mr. Marberger	-	-	736,700	1,473,400	-	-	-	-	-
	7/22/2021	-	-	-	-	42,798	85,596	-	1,460,696
	7/22/2021	-	-	-	-	-	-	14,266	433,686
Mr. McGough	-	-	750,000	1,500,000	-	-	-	-	-
	7/22/2021	-	-	-	-	42,798	85,596	-	1,460,696
	7/22/2021	-	-	-	-	-	-	14,266	433,686
Mr. Serrao	-	-	549,000	1,098,000	-	-	-	-	-
	7/22/2021	-	-	-	-	34,239	68,478	-	1,168,577
	7/22/2021	-	-	-	-	-	-	11,413	346,955
Mr. Eboli	-	-	382,154	764,308	-	-	-	-	-
	7/22/2021	-	-	-	-	21,399	42,798	-	730,348
	7/22/2021	-	-	-	-	-	-	7,133	216,843
	8/2/2021							10,214	315,510

1.

Amounts reflect grants made under the FY22 AIP discussed in our Compensation Discussion and Analysis. Actual payouts earned under the program for fiscal 2022 for all named executive officers can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2022.

2.

Amounts reflect the performance share opportunities granted to our named executive officers for the entire FY22-FY24 measurement period under our long-term incentive program for the fiscal 2022 to 2024. The award earned for the FY22-FY24 measurement period under the fiscal 2022 to 2024 cycle, including any above-target payouts, will be earned based on our performance during the 2022 through 2024 fiscal years. Final performance share payouts are subject to full negative discretion by the Committee. Further information about the performance share awards can be found in the section headed “Compensation Discussion and Analysis – Long-Term Incentive Plan – Performance Shares.”

3.

The grant date fair value of performance shares granted under our long-term incentive program for relevant measurement periods is based on the probable outcome of the relevant performance conditions (computed in accordance with FASB ASC Topic 718), and reflects all of the performance years under the awards. These amounts are included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2022.

2022 PROXY STATEMENT      76

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2022

The following table lists all stock options, performance shares and RSUs awards outstanding as of May 29, 2022 for the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Mr. Connolly	4/1/2015	806,150	-	27.44	3/31/2025	-	-	-	-
	8/28/2015	283,111	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	273,309	-	35.81	7/10/2026	-	-	-	-
	7/17/2019	-	-	-	-	67,313	2,231,426	-	-
	7/23/2020	-	-	-	-	53,353	1,768,652	-	-
	7/22/2021	-	-	-	-	60,068	1,991,254	-	-
	7/23/2020	-	-	-	-	-	-	338,850(3)	11,232,878
	7/22/2021	-	-	-	-	-	-	[ ]	[ ]

Mr. Marberger	9/1/2016	69,248	-	34.26	8/31/2026	-	-	-	-
	7/16/2019	-	-	-	-	14,424	478,156	-	-
	7/23/2020	-	-	-	-	11,015	365,147	-	-
	7/22/2021	-	-	-	-	14,266	472,918	-	-
	7/23/2020	-	-	-	-	-	-	69,956(3)	2,319,041
	7/22/2021	-	-	-	-	-	-	[ ]	[ ]

Mr. McGough	7/15/2013	21,405	-	27.46	7/14/2023	-	-	-	-
	7/14/2014	135,951	-	23.00	7/13/2024	-	-	-	-
	8/28/2015	72,480	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	69,965	-	35.81	7/10/2026	-	-	-	-
	7/16/2019	-	-	-	-	14,424	478,156	-	-
	7/23/2020	-	-	-	-	11,015	365,147	-	-
	7/22/2021	-	-	-	-	14,266	472,918	-	-
	7/23/2020	-	-	-	-	-	-	69,956(3)	2,319,041
	7/22/2021	-	-	-	-	-	-	[ ]	[ ]

  77    CONAGRA BRANDS

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Mr. Serrao	8/28/2015	54,358	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	52,472	-	35.81	7/10/2026	-	-	-	-
	7/17/2018	-	-	-	-	14,424	478,156	-	-
	7/16/2019	-	-	-	-	11,015	365,147	-	-
	7/23/2020	-	-	-	-	11,413	378,341	-	-
	7/16/2019	-	-	-	-	-	-	69,956(3)	2,319,041
	7/23/2020	-	-	-	-	-	-	[ ]	[ ]

Mr. Eboli	7/22/2021					7133	236,459
	8/2/2021					10214	338,594
	7/22/2021							[ ]	[ ]

1.

Service-based RSUs generally vest in full on the third anniversary of the grant date, except for Mr. Eboli’s 8/2/2021 grant which vests 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

2.

The market value of unvested or unearned RSUs and unearned shares is calculated using $33.15 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2022.

3.

Reflects, on separate lines, as of May 29, 2022, the maximum number of shares that could be earned under the fiscal 2021 to 2023 cycle of the PSP, and the threshold number of shares that could be earned for the fiscal 2022 to 2024 cycle of the PSP, plus accrued dividend equivalents. Generally, the performance shares are only earned to the extent we achieve the performance targets with respect to such awards. Shares earned under the fiscal 2021 to 2023 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2023, and shares earned under the fiscal 2022 to 2024 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2024.

2022 PROXY STATEMENT      78

Option Exercises and Stock Vested – Fiscal 2022

The following table summarizes the RSUs vested and the option awards exercised during fiscal 2022 for each of the named executive officers as well as the performance shares that were earned by and paid out to the named executive officers for the fiscal 2020 to 2022 cycle of the PSP.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Mr. Connolly	-	-	[ ]	[ ]

Mr. Marberger	-	-	[ ]	[ ]

Mr. McGough	[ ]	[ ]	[ ]	[ ]

Mr. Serrao	-	-	[ ]	[ ]

Mr. Eboli	[ ]	[ ]	[ ]	[ ]

1.

Pursuant to the terms of the PSP, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers through this dividend equivalent feature (and included in this table) were: [            ] shares for Mr. Connolly; [            ] shares for Mr. Marberger; [            ] shares for Mr. McGough; [            ] shares for Mr. Serrao; and no shares for Mr. Eboli.

Pension Benefits – Fiscal 2022

Conagra Brands previously maintained a non-contributory defined benefit pension plan for eligible employees, which we refer to as the Qualified Pension. The Qualified Pension was closed to new participants who joined the company on or after August 1, 2013. As a result, Messrs. Connolly, Marberger, Serrao, and Eboli are not eligible to participate. Of the named executive officers, only Mr. McGough currently participates in this plan.

In the Qualified Pension, the pension benefit formula for the named executive officer participants is determined by adding two components:

•	A multiple – 0.9% — of Average Monthly Earnings (up to the integration level) multiplied by years of credited service.

•	A multiple – 1.3% — of Average Monthly Earnings (over the integration level) multiplied by years of credited service.

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company, up to the IRS limit, for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table year to year) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the IRS by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

  79    CONAGRA BRANDS

Participants are vested in the pension benefit once they have five years of service with the company; Mr. McGough is vested. Pension benefits become payable at age 65 for normal retirement, or at age 55 with 10 years of service for early retirement. There is no difference in the benefit formula upon an early retirement, and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive. The Qualified Pension was frozen effective December 31, 2017. Credited service and Average Monthly Earnings were frozen as of such date.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)

Mr. Connolly(4)	Qualified Pension	-	-

Mr. Marberger(4)	Qualified Pension	-	-

Mr. McGough	Qualified Pension	10.9	325,987

Mr. Serrao(4)	Qualified Pension	-	-

Mr. Eboli(4)	Qualified Pension	-	-

1.	Qualified Pension refers to the Conagra Brands, Inc. Pension Plan.

2.

The number of years of credited service set forth above is calculated as of May 29, 2022, which is the pension plan measurement date used for financial statement reporting purposes. The number of years of credited service set forth above is less than the actual years of service of Mr. McGough due to the freezing of the Qualified Pension effective December 31, 2017. Actual years of service are as follows: 15.3 years for Mr. McGough.

3.

The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote [    ] to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2022.

4.	Messrs. Connolly, Marberger, Serrao and Eboli are not eligible to participate in the Qualified Pension.

Nonqualified Deferred Compensation – Fiscal 2022

The table following this summary shows the nonqualified deferred compensation activity for each named executive officer during fiscal 2022. The amounts shown include amounts deferred under the Conagra Brands Retirement Income Savings Plan, or Qualified CRISP, which is our qualified 401(k) plan, and the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, as amended and restated, or Voluntary Deferred Comp Plan.

Under our Qualified CRISP, which is a broad-based plan for employees, the company will match 100% of the first 6% of salary and bonus the employee contributes to the plan and make an additional contribution of 3% of salary and annual incentive. Participants are provided a wide array of investment alternatives for their account balances.

Our Voluntary Deferred Comp Plan allows certain employees to defer receipt of between 6% to 50% of their salary, up to 90% of their annual incentive payment, or up to 90% of their salary plus annual incentive payment in excess of the IRS limit ($305,000 for calendar year 2022, and $290,000 for calendar year 2021). The investment alternatives for deferred amounts mirror those available under our Qualified CRISP. An election to participate in the plan must be timely filed with the company in accordance with IRS requirements.

Our Voluntary Deferred Comp Plan also provides nonqualified matching contribution benefits. The plan provides for company matching contributions and company non-elective contributions for eligible participants associated with amounts of eligible compensation above IRS limits. The matching contribution is a dollar for dollar match, limited to 6% of eligible compensation earned by the participant and paid by the company in excess of the IRS limit. The non-elective contribution is equal to 3% of an eligible participant’s eligible compensation in excess of the IRS limit. Matching contributions and non-elective contributions are credited on or about December 31st of each year.

2022 PROXY STATEMENT      80

The Voluntary Deferred Comp Plan also provides that, unless the company determines otherwise with respect to a participant, the interest of each participant in his or her matching contributions and non-elective contributions will be immediately 100% vested.

With respect to distributions from the Voluntary Deferred Comp Plan, in general, amounts will be distributed in cash in a lump sum in January following the individual’s separation from service. Participants may also elect to receive their balances at certain other times, including in the January of the calendar year specified by the participant or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals from the Voluntary Deferred Comp Plan under certain circumstances, but no hardship withdrawals were requested by executives during fiscal 2022.

Name	Plan(1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)

Mr. Connolly	Voluntary Def Comp Plan	[ ]	[ ]	[ ]	[ ]	[ ]

Mr. Marberger	Voluntary Def Comp Plan	[ ]	[ ]	[ ]	[ ]	[ ]

Mr. McGough	Voluntary Def Comp Plan	[ ]	[ ]	[ ]	[ ]	[ ]

Mr. Serrao	Voluntary Def Comp Plan	[ ]	[ ]	[ ]	[ ]	[ ]

Mr. Eboli	Voluntary Def Comp Plan	[ ]	[ ]	[ ]	[ ]	[ ]

1.	Voluntary Def Comp Plan refers to the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, as amended.

2.	The amounts reported are included in the “Salary” column of the Summary Compensation Table – Fiscal 2022.

3.

The amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2022. These amounts, together with our match on executive contributions to the Qualified CRISP, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 4 to the Summary Compensation Table – Fiscal 2022.

4.	Our Voluntary Def Comp Plan does not offer above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table – Fiscal 2022.

5.

The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Connolly, $[            ]; Mr. Marberger, $[            ]; Mr. McGough, $[            ]; and Mr. Serrao, $[            ]. Mr. Eboli was not reported for prior fiscal years because he joined Conagra in fiscal 2022, and thus received had no such compensation from Conagra in prior fiscal years. These amounts reflect contributions only and do not include accumulated earnings or losses. The amount in this column includes the amount reflected in the “Executive Contributions in Last FY” column.

  81    CONAGRA BRANDS

Potential Payments Upon

Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements, and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements, and arrangements would provide for certain benefits (or for the acceleration of certain benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. In the event of an actual triggering event under any of the plans, agreements, and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Plan Summaries

Severance Pay Plan

We maintain a severance pay plan that provides severance guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of Conagra Brands; for any particular employee, we may elect to provide severance as suggested by the plan or to provide benefits equal to, greater than or less than those provided in the guidelines. Messrs. Marberger, McGough, Serrao, and Eboli are potentially covered by the plan, As described further below, Mr. Connolly is party to a letter agreement with us that, among other things, addresses his severance benefits. For information regarding the letter agreement with Mr. Connolly, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above.

Under the severance pay plan, the severance guideline for individuals above a certain pay grade, including that of our named executive officers, is 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon notice that the former employee has obtained new employment, we will provide him or her with a lump sum payment equal to 50% of the severance pay remaining; the other 50% would be forfeited. In addition, the guidelines provide for the provision during this period of the same type and level of health plan coverage that was in effect immediately prior to the named executive officer’s termination of employment, up to a maximum of 18 months.

If a named executive officer is entitled to receive a severance payment under a change of control agreement (described below), we are not required to make payments to him or her under the severance pay plan.

Agreement with Mr. Connolly

We are party to a letter agreement with Mr. Connolly that addresses matters such as his salary, participation in our annual and long-term incentive plans, and participation in health and welfare benefit plans and other benefit programs and arrangements. The letter agreement also addresses certain of Mr. Connolly’s severance benefits. For information regarding the letter agreement with Mr. Connolly, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above.

A summary of Mr. Connolly’s severance benefits is provided below. Generally, any payments made under the letter agreement upon disability or as a result of a termination without cause or for good reason (other than certain benefits required by law) would be conditioned on Mr. Connolly first signing a release agreement in a form approved by us.

2022 PROXY STATEMENT      82

We have included retirement as a hypothetical scenario in the table below because Mr. Connolly is eligible for early retirement for purposes of certain awards.

Salary, AIP, Stock Options, and Health and Welfare Benefits
	Involuntary Termination with Cause	Involuntary Termination without Cause or Voluntary Termination with Good Reason	Voluntary Termination without Good Reason	Death or Disability	Retirement(1)

Salary	• Paid through month of termination	• Paid through month of termination • Also paid a lump sum equal to 2x annual salary	• Paid through month of termination	• Paid through month of event	• Paid through month of termination

Annual Incentive Plan	• Not eligible for payment	• Paid no less than a prorated award for year of termination based on actual results, plus a lump sum equal to 2x target for year of termination	• Not eligible for payment	• Paid no less than a prorated award for the year of event based on actual results	• Paid a prorated award for the year of retirement based on actual results

Health and Welfare Benefits	• Paid in accordance with plan provisions	• Company will pay monthly COBRA premium for up to 24 months after termination of employment • Other benefits paid in accordance with plan provisions	• Paid in accordance with plan provisions	• Paid in accordance with plan provisions	• Paid in accordance with plan provisions

Stock Options	• Options terminate • Unexercised options lapse

•  Sign-on options remain exercisable until the later of July 31, 2021 and as otherwise provided under the award agreement

•  Other vested options remain exercisable for 90 days (or until earlier expiration date)

•  Unvested options are forfeited

			• Vested options, including vested sign-on options, remain exercisable for 90 days (or until earlier expiration date) • Unvested options are forfeited	• Death: Options fully vest and remain exercisable for 3 years after event (or until earlier expiration date) • Disability: Options vest on a prorated basis	• Vested options remain exercisable for 3 years after retirement (or until earlier expiration date)

  83    CONAGRA BRANDS

PSP Awards and RSUs: Retirement (In all other scenarios, these awards are paid in accordance with plan provisions described below)

PSP Awards and RSU Awards

•   For awards granted on or after July 17, 2018 that provide for full vesting (Normal Retirement) or pro-rata vesting (Early Retirement) upon termination due to Retirement, awards will continue to vest in accordance with the normal vesting schedule applicable to such award, as long as the Retirement does not occur within 2 years of a Change of Control (in which case the Change of Control provisions apply)

(1)

“Retirement” means “Early Retirement” (which is a termination of employment upon or after attaining age 55, but prior to attaining age 57) or “Normal Retirement” (which is a termination of employment upon or after attaining age 57).

Upon any of the hypothetical termination scenarios described above, Mr. Connolly would be paid his balance under our Voluntary Deferred Comp Plan based on his advance elections.

We currently maintain a separate change of control program, as discussed below. Mr. Connolly currently participates in our change of control program.

Annual Incentive Plan

The following terms of the AIP govern the impact of specific separation events not covered by an individual agreement:

•

Involuntary termination due to position elimination: If a participant’s position is involuntarily eliminated such that the employee is eligible for severance, he or she is eligible for a prorated AIP award based on the number of days the individual was eligible to participate in the plan and actual performance.

•

Termination due to retirement: If a participant retires during a fiscal year after reaching age 65, after reaching age 55 with at least 10 years of service, or after reaching age 60 with at least 5 years of service, the participant is eligible for a prorated AIP award based on the number of days the individual was eligible to participate in the plan and actual performance. Pursuant to the terms of his letter agreement, Mr. Connolly is eligible for this retirement treatment upon reaching age 57.

•

Termination due to death: Any AIP payment for which a participant would have been eligible would be prorated based on the number of days the individual was eligible to participate in the plan to the date of the participant’s death, based on actual performance.

Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with us), a participant forfeits his or her AIP award if he or she fails to be an active employee at the end of the fiscal year.

Any prorated award made to a former participant is paid after the end of the fiscal year and when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control.

Long-Term Incentive Plan – Performance Shares

The following terms of the PSP govern the impact of specific separation events:

•

Involuntary termination: If a participant experiences an involuntary termination of employment that results in severance or supplemental unemployment payments from us, the participant’s awards will vest based on actual performance for the full performance period, and be paid on a prorated basis, based on the days of service completed during the performance period.

•

Termination due to disability: If a participant experiences a termination due to disability, the participant will receive a pro rata share of the award that would have been earned for the full performance period at the “target” level. The proration calculation will be based on the days served as of the participant’s termination date.

•

Termination due to retirement: If a participant terminates his or her employment via normal retirement or early retirement (as each term is defined in the award or an individual agreement with the participant), the participant’s

2022 PROXY STATEMENT      84

awards will vest based on actual performance for the full performance period (but, in the case of early retirement, the award will be prorated based on days of service during the performance period).

•	Termination due to death: The award will vest in full at the target level.

•

Change of Control: In the event of a change of control (as defined in the PSP), the earned portion of a participant’s award will be determined as of the change of control, using a share valuation methodology further described in the award and based on the greater of target performance and actual performance through the end of our fiscal period that ends immediately prior to the change of control (the “PSP Change of Control Value”).

If no replacement award meeting the requirements set forth in the PSP is provided following a change of control, a participant will vest in a cash payment equal to the PSP Change of Control Value. If a qualifying replacement award is provided, it will generally take the form of a time-based, stock-settled award with a value equal to the PSP Change of Control Value and will vest, subject to continued employment, at the end of the performance period applicable to the original performance share award. Following a change of control, a replacement award will also vest in full if the participant dies or, within two years of the change of control, terminates employment due to normal or early retirement, is terminated without cause (as defined in the PSP) or resigns for good reason (as defined in the PSP), or is terminated due to disability.

•	Termination other than as described above:

-

PSP: The participant forfeits all performance shares granted that had not been paid at the date of termination, whether or not the shares are earned as of such date. The Committee has the discretion to pay out some or all of the forfeited performance shares if (i) they would have been earned based on performance and (ii) the Committee deems such a payout appropriate and in our best interests. Such performance shares will be distributed to the participant at the same time they are distributed to other participants who remain employed.

Long-Term Incentive Plan – RSUs

The following terms generally govern the impact of a separation from us on outstanding RSUs:

•

Involuntary termination: RSUs will vest pro rata based on days of service completed during the vesting period if a participant is terminated due to a divestiture or an involuntary termination that results in severance or supplemental unemployment payments from us.

•

Termination due to disability or early retirement: On termination due to disability or early retirement (as defined in the award agreement), all unvested RSUs vest pro rata based on days of service completed during the vesting period. For participants other than Mr. Connolly, RSUs are accelerated. For Mr. Connolly’s awards, the pro rata vesting would occur generally on the normal vesting schedule for the award.

•

Termination due to normal retirement: On termination due to normal retirement (as defined in the award agreement), all unvested RSUs fully vest. For participants other than Mr. Connolly, RSUs are accelerated. For Mr. Connolly’s awards, the pro rata vesting would occur generally on the normal vesting schedule for the award.

•	Termination due to death: All unvested RSUs vest in full.

•

Change of Control: Each of the agreements evidencing outstanding awards of RSUs provide for double-trigger vesting, requiring both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

•	Termination other than as described above: The participant forfeits all RSUs unvested at the date of termination.

Retirement Benefits

Each of our Qualified Pension and Voluntary Deferred Comp Plan contains provisions relating to the termination of the participant’s employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits — Fiscal 2022” and “Nonqualified Deferred Compensation — Fiscal 2022” sections of this Proxy Statement.

Change of Control Program

The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2022, this program covered each of the named executive officers.

  85    CONAGRA BRANDS

Generally, a change of control under these agreements occurs if one of the following events occurs:

•

Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to the transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company.

•	A liquidation or dissolution of Conagra Brands or the sale of all or substantially all of our assets.

The change of control agreements provide that upon a change of control, we may (at the sole and absolute discretion of the Board or Committee) pay each named executive officer all or a prorated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs.

The terms of our stock plan and award agreements govern the treatment of equity awards upon a change of control.

With respect to severance, the change of control agreements are double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years after a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.” Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following (subject to execution of a release of claims in favor of us):

•

a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s target bonus percentage as of the date the change of control agreement is executed, whichever is greater). The multiples are three for Mr. Connolly and two for Messrs. Marberger, McGough, Serrao, and Eboli.

•

continuation for three years (for agreements in place prior to July 2011) or two years (for agreements in place after July 2011) of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive at the rate required of other executive employees (or, for medical and dental benefits, the COBRA rate). Conagra Brands must pay the executive a single lump sum payment equal to an amount to offset taxes (for agreements in place prior to July 2011) plus the executive’s estimated cost to participate in the medical and dental plans.

•

a supplemental benefit under our Voluntary Deferred Comp Plan equal to three times (for agreements in place prior to July 2011) or one time (for agreements in place after July 2011) the maximum company contribution that the executive could have received under the Qualified CRISP and Voluntary Deferred Comp Plan in the year in which the change of control occurs.

•	outplacement assistance not exceeding $30,000.

Generally, a termination for “cause” under the agreement requires (as further described in the change of control agreements) (1) the willful and continued failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to us or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for us.

A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of Conagra Brands to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties, or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location, or (6) requiring the executive to undertake substantially greater amounts of business travel.

2022 PROXY STATEMENT      86

Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

For agreements in place prior to July 2011, the agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. Following a review of market practices in July 2011, the Committee adopted a policy that any future change of control benefits should be structured without any excise tax gross-up protection. Mr. Connolly’s, Mr. McGough’s, Mr. Marberger’s [and] Mr. Serrao’s [and [New NEO]’s] agreements do not contain an excise tax gross-up. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups in the future is inappropriate relative to best executive pay practices.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as our full-time employee is terminated or the executive enters into a written separation agreement with us. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits

In the disclosure below, the first table summarizes estimated incremental amounts payable upon termination under various hypothetical scenarios. A second table summarizes estimated incremental amounts payable upon a hypothetical change of control and upon termination following a change of control. We have not included amounts payable regardless of the occurrence of the relevant triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits where the executive would pay the premium.

The data in the tables assumes the following for all named executive officers:

•

each triggering event occurred on May 27, 2022 (the last business day of fiscal 2022), and the per share price of our common stock was $33.15 (the closing price of our stock on the NYSE on May 27, 2022);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with us, the severance pay plan guidelines applied;

•

with respect to the AIP, awards were earned at target levels, and where the HR Committee had discretionary authority to award a payout, except in the cases of involuntary termination with cause and voluntary termination without good reason, it exercised that authority (including in the change of control scenario);

•

with respect to the AIP and equity awards, in the case of an involuntary termination not for cause without a change of control, the termination was due to a position elimination or another termination event on the last business day of fiscal 2022 that would have resulted in severance compensation;

•	with respect to performance shares, awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of shares assumed to have been earned);

•	with respect to equity awards in the change of control scenario, a replacement award was provided;

•	with respect to performance shares in the change of control scenario, the HR Committee exercised any applicable discretionary authority to award a pro rata payout and did so at target levels; and

  87    CONAGRA BRANDS

•	in the disability scenarios, the disabling event lasted one year into the future.

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Death $	Disability $	Retirement $
Mr. Connolly
Lump Sum Severance	-	( )	-	-	-
Annual Incentive Plan	-	( )	( )	( )	( )
Performance Shares	-	( )	( )	( )	( )
Accelerated Restricted Stock Units	-	( )	( )	( )	( )
Benefits Continuation	-	( )	-	-	-
Death Benefits	-	-	( )	-	-
Disability Benefits	-	-	-	( )	-
Outplacement	-	( )	-	-	-
Total	-	( )	( )	( )	( )
Mr. Marberger
Salary Continuation	-	( )	-	-	-
Annual Incentive Plan	-	( )	( )	( )	-
Performance Shares	-	( )	( )	( )	-
Accelerated Restricted Stock Units	-	( )	( )	( )	-
Benefits Continuation	-	( )	-	-	-
Death Benefits	-	-	( )	-	-
Disability Benefits	-	-	-	( )	-
Outplacement	-	( )	-	-	-
Total	-	( )	( )	( )	-
Mr. McGough
Salary Continuation	-	( )	-	-	-
Annual Incentive Plan	-	( )	( )	( )	( )
Performance Shares	-	( )	( )	( )	( )
Accelerated Restricted Stock Units	-	( )	( )	( )	( )
Death Benefits	-	-	( )	-	-
Disability Benefits	-	-	-	( )	-
Outplacement	-	( )	-	-
Total	-	( )	( )	( )	( )
Mr. Serrao
Salary Continuation		( )	-	-	-
Annual Incentive Plan	-	( )	( )	( )	-
Performance Shares	-	( )	( )	( )	-
Accelerated Restricted Stock Units	-	( )	( )	( )	-
Benefits Continuation	-	( )	-	-	-
Disability Benefits	-	-	-	( )	-
Outplacement	-	( )	-	-	-
Total	-	( )	( )	( )	-

2022 PROXY STATEMENT      88

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Death $	Disability $	Retirement $
Mr. Eboli		[ ]	[ ]	[ ]	[ ]
[ ]		[ ]	[ ]	[ ]	[ ]
[ ]		[ ]	[ ]	[ ]	[ ]
[ ]		[ ]	[ ]	[ ]	[ ]
[ ]		[ ]	[ ]	[ ]	[ ]
[ ]		[ ]	[ ]	[ ]	[ ]
[ ]		[ ]	[ ]	[ ]	[ ]
[ ]		[ ]	[ ]	[ ]	[ ]
Total	-	[ ]	[ ]	[ ]	[ ]

In the table that follows, if, following a change of control, any of Messrs. Marberger, McGough, Serrao, or Eboli was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Mr. Connolly would be entitled to salary continuation through the end of the month of the event.

	No Termination ($)	Change of Control and: Involuntary w/o Cause or Voluntary w/Good Reason ($)

Mr. Connolly

Lump Sum Salary	-	[ ]

Annual Incentive Plan	[ ]	[ ]

Performance Shares	-	[ ]

Accelerated Restricted Stock Units	-	[ ]

Qualified and Non-Qualified Benefit	-	[ ]

Benefits Continuation	-	[ ]

Death/Disability Benefit	-	[ ]

Outplacement	-	[ ]

Total	[ ]	[ ]

Mr. Marberger

Lump Sum Salary	-	[ ]

Annual Incentive Plan	[ ]	[ ]

Performance Shares	-	[ ]

Accelerated Restricted Stock Units	-	[ ]

Qualified and Non-Qualified Benefit	-	[ ]

Benefits Continuation	-	[ ]

Death/Disability Benefit	-	[ ]

Outplacement	-	[ ]

Total	[ ]	[ ]

  89    CONAGRA BRANDS

	No Termination ($)	Change of Control and: Involuntary w/o Cause or Voluntary w/Good Reason ($)

Mr. McGough

Lump Sum Salary	-	[ ]

Annual Incentive Plan	[ ]	[ ]

Performance Shares	-	[ ]

Accelerated Restricted Stock Units	-	[ ]

Qualified and Non-Qualified Benefit	-	[ ]

Benefits Continuation	-	[ ]

Death/Disability Benefit	-	[ ]

Outplacement	-	[ ]

Total	[ ]	[ ]

Mr. Serrao

Lump Sum Salary	-	[ ]

Annual Incentive Plan	[ ]	[ ]

Performance Shares	-	[ ]

Accelerated Restricted Stock Units	-	[ ]

Qualified and Non-Qualified Benefit	-	[ ]

Benefits Continuation	-	[ ]

Death/Disability Benefit	-	[ ]

Outplacement	-	[ ]

Total	[ ]	[ ]

Mr. Eboli

Lump Sum Salary	[ ]	[ ]

Annual Incentive Plan	[ ]	[ ]

Performance Shares	[ ]	[ ]

Accelerated Restricted Stock Units	[ ]	[ ]

Qualified and Non-Qualified Benefit	[ ]	[ ]

Benefits Continuation	[ ]	[ ]

Death/Disability Benefit	[ ]	[ ]

Outplacement	[ ]	[ ]

Total	[ ]	[ ]

2022 PROXY STATEMENT      90

CEO Pay Ratio

For fiscal 2022, the ratio of the annual total compensation of Mr. Connolly, our CEO (referred to as CEO Compensation), to the median of the annual total compensation of all of our and our consolidated subsidiary employees other than Mr. Connolly (referred to as Median Annual Compensation), was [            ] to 1. For purposes of this pay ratio disclosure, CEO Compensation was determined to be $[            ], which represents the total compensation reported for Mr. Connolly under the “Summary Compensation Table – Fiscal 2022.” Median Annual Compensation for the identified median employee was determined to be $[            ].

Median Employee Methodology

Solely for the purpose of this disclosure, we identified our “median employee” by examining our total employee population as of March 9, 2021 (the Determination Date). We included all full-time, part-time, seasonal, and temporary employees of Conagra and our consolidated subsidiaries. We excluded independent contractors and “leased” workers. Our analysis identified 19,169 individuals as of the Determination Date.

The median employee at Conagra is employed in a manufacturing facility in the United States and has a job function of Operator.

Additional information on the employee population at Conagra includes the following (as of the March 9, 2021 Determination Date):

•	89.5% employed in the United States; 10.5% in international locations

•	96.4% employed full time, 0.2% employed part time, 3.4% employed seasonally/temporarily

•	83.7% based in manufacturing facilities

We believe that there has been no change in our employee population or employee compensation arrangements during fiscal 2022 that resulted in a significant year-over-year change to our CEO Pay Ratio disclosure.

Median Annual Compensation Methodology

To determine Median Annual Compensation, we generally reviewed compensation for the period beginning on March 9, 2021 and ending on March 9, 2022. As permitted by applicable SEC rules, we excluded from the compensation measurement under the “de minimis” exemption the compensation of 551 individuals (all of the individuals in each of China ([3] individuals), India ([540] individuals), Panama ([5] individuals), and the Philippines ([3] individuals) as of the Determination Date).

We measured Median Annual Compensation by totaling, for each employee other than Mr. Connolly, base earnings (salary, hourly wages, and overtime, as applicable) and annual cash incentives paid during the measurement period. We did not use any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year (due to start dates, disability status, or similar factors). In determining the Median Annual Compensation, we generally annualized the total compensation for such individuals other than seasonal employees (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate.

  91    CONAGRA BRANDS

Information on Stock Ownership

Voting Securities of Directors, Officers, and Greater Than 5% Owners

The table below shows the shares of Conagra Brands common stock beneficially owned as of July 26, 2022 by (1) beneficial owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our named executive officers, and (4) all current directors and executive officers as a group.

As discussed elsewhere in this Proxy Statement, our directors and executive officers are committed to owning stock in Conagra Brands. Both groups have stock ownership requirements that preclude them from selling any Conagra Brands common stock in the market (other than to cover the cost of any stock option exercise price and, in the case of executive officers, statutory tax withholding) until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

To better show the financial stake of our directors in the company, we have included a “Share Units” column in the table. The column, which is not required under SEC rules, shows share units earned by the non-employee directors and deferred through the Conagra Brands, Inc. Directors’ Deferred Compensation Plan. Although these share units will ultimately be settled in shares of common stock, they currently have no voting rights and will not be settled within 60 days of July 26, 2022. None of our executive officers has any deferred share units.

Name	Number of Shares of Common Stock Owned(1)	Right to Acquire Shares of Common Stock(2)	Percent of Class(3)	Share Units

The Vanguard Group, Inc.(4)	53,951,894	-	11.25%	N/A

Capital World Investors(5)	48,259,802	-	10.1%	N/A

BlackRock, Inc.(6)	34,415,738	-	7.2%	N/A

Anil Arora	[ ]	[ ]	*	[ ]

Tony Brown	[ ]	[ ]	*	[ ]

Manny Chirico	-	-	*	[ ]

Sean M. Connolly	[ ]	[ ]	*	N/A

George Dowdie	[ ]	[ ]

Joie A. Gregor	[ ]	[ ]	*	[ ]

Fran Horowitz	[ ]	[ ]		[ ]

Rajive Johri	[ ]	[ ]	*	[ ]

Richard H. Lenny	[ ]	[ ]	*	[ ]

Melissa Lora	[ ]	[ ]	*	[ ]

Ruth Ann Marshall	[ ]	[ ]	*	[ ]

Craig P. Omtvedt	[ ]	[ ]	*	[ ]

David S. Marberger	[ ]	[ ]	*	N/A

Thomas M. McGough	[ ]	[ ]	*	N/A

Darren C. Serrao	[ ]	[ ]	*	N/A

Alexandre O. Eboli	[ ]	[ ]	[ ]	N/A

All Directors and Current Executive Officers as a Group ([ ] people)	[ ]	[ ]	*	[ ]

2022 PROXY STATEMENT      92

*	Represents less than 1% of common stock outstanding.

1.

For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards, and (c) crediting to defined contribution plan accounts.

2.

Reflects shares that the individual has the right to acquire within 60 days of July 26, 2022 through the exercise of stock options or the vesting of RSUs. The “All Directors and Current Executive Officers as a Group” calculation includes [            ] options or RSUs for current executive officers not individually named in this table.

3.	Based on [ ] shares of common stock of Conagra Brands issued and outstanding as of July 26, 2022.

4.

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022, which Schedule 13G/A specifies that The Vanguard Group has shared voting power with respect to 769,281 shares, sole dispositive power with respect to 51,971,241 shares, and shared dispositive power with respect to 1,980,653 shares. The Vanguard Group’s address is listed on the Schedule 13G/A as: 100 Vanguard Blvd., Malvern, PA 19355.

5.

Based on a Schedule 13G/A filed by Capital World Investors with the SEC on February 11, 2022, which Schedule 13G/A specifies that Capital World Investors has sole voting power with respect to 48,182,109 shares and sole dispositive power with respect to 48,259,802 shares. Capital World Investors’ address is listed on the Schedule 13G/A as: 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

6.

Based on a Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on February 1, 2022, which Schedule 13G/A specifies that BlackRock has sole voting power with respect to 29,463,919 shares and sole dispositive power with respect to 34,415,738 shares. BlackRock’s address is listed on the Schedule 13G/A as: 55 East 52nd Street, New York, NY 10055.

7.	For Mr. McGough, includes 400 shares held by his spouse, who resides with him.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and changes in beneficial ownership of our common stock. The company files certain Section 16(a) reports on behalf of the directors and executive officers, and directors, executive officers, and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms that are filed on their behalf. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2022, all required reports were filed on behalf of our directors and executive officers on a timely basis, other than the filing of one Form 4 reporting one transaction for Alexandre O. Eboli relating to a grant of RSUs was filed one day late on August 5, 2021 due to an administrative error.

  93    CONAGRA BRANDS

Additional Information About the Meeting

Virtual Meeting Format

We have decided to hold the Annual Meeting virtually again this year. There will not be a physical location for the Annual Meeting and you will not be able to attend in person. In addition to supporting the health and well-being of our shareholders, Board members, employees, and their families, we believe that hosting a virtual Annual Meeting enables shareholders to attend and participate fully and equally, improves meeting efficiency and our ability to effectively communicate and engage with our shareholders, regardless of their holdings, resources, or physical location, and provides for cost savings.

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. Shareholders will be able to attend and participate online and submit questions during the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/CAG2022.

To attend and participate in the 2022 Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 11 a.m. CDT. We encourage you to access the 2022 Annual Meeting prior to the start time. Online access will begin at 11 a.m. CDT.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure they have a strong internet connection if they intend to attend and/or participate in the 2022 Annual Meeting. Attendees should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the 2022 Annual Meeting.

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning at 11 a.m. CDT on September 21, 2022 through the conclusion of the 2022 Annual Meeting.

Voting

Shareholders of record as of the close of business on August 1, 2022, the record date, are entitled to attend, participate in, and to vote at the 2022 Annual Meeting and at any postponements or adjournments of the 2022 Annual Meeting. On August 1, 2022, there were [            ] voting shares of common stock, par value $5.00 per share, of Conagra Brands, issued and outstanding. Each share of common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Your vote is very important. Even if you plan to attend and participate in the 2022 Annual Meeting, please promptly vote your shares in advance.

Voting Before the 2022 Annual Meeting

If you hold shares of common stock of Conagra Brands in your own name (known as ownership “of record”) on the books of our transfer agent, you are a registered shareholder. If a broker, bank, or other nominee holds your shares (also

2022 PROXY STATEMENT      94

known as ownership in “street name”), you are a beneficial owner. Registered shareholders (including those who hold shares in the Conagra Brands Employee Stock Purchase Plan, or ESPP) and beneficial owners may vote their shares in advance of the 2022 Annual Meeting using one of the following methods:

•	By Mail: If you received paper copies of our proxy materials, by completing, signing, dating and returning (in the postage-paid envelope provided) the enclosed proxy card or voting instruction form;

•

By Internet: Go to www.proxyvote.com and follow the instructions – you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form; or

•

By Telephone: Call (800) 690-6903 (registered shareholders and ESPP participants) or (800) 454-8683 (beneficial owners) and follow the recorded instructions – you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

Internet and telephone voting are available through 11:59 p.m. Eastern Time on September 20, 2022 for registered shareholders, beneficial owners, and shares held in the ESPP.

If you hold shares in the ESPP, your proxy card serves as voting instructions for the shares credited to your plan account and such shares must be voted prior to the Annual Meeting. The trustee for the ESPP must receive your voting instructions by 11:59 p.m. Eastern Time on September 20, 2022. If the plan trustee does not receive your instructions by that time, the trustee will vote the shares held by the ESPP in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

Revoking a Proxy

You can revoke your proxy at any time before your shares are voted if you (1) are the owner of “record” of your shares and submit a written revocation to our Corporate Secretary at or before the 2022 Annual Meeting (mail to: Conagra Brands, Inc., Attn: Corporate Secretary, 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654), (2) submit a timely later-dated proxy (or voting instruction form if you hold shares through a broker, bank, or nominee), (3) provide timely subsequent internet or telephone voting instructions, or (4) vote online during the 2022 Annual Meeting.

Voting During the 2022 Annual Meeting

Registered shareholders (other than those who hold shares in the ESPP) and beneficial owners may also vote online during the 2022 Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability of proxy Materials, proxy card, or voting instruction form to log in to the virtual meeting platform at www.virtualshareholdermeeting.com/CAG2022. Voting electronically during the 2022 Annual Meeting will replace any previous votes.

Participants in the ESPP may attend and participate in the 2022 Annual Meeting but will not be able to vote shares held in the ESPP electronically online during the 2022 Annual Meeting. ESPP participants must vote in advance of the 2022 Annual Meeting using one of the methods described above.

Presenting Questions During the Virtual Meeting

Shareholders may submit questions during the 2022 Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CAG2022, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the 2022 Annual Meeting that comply with the meeting Rules of Conduct will be answered during the 2022 Annual Meeting, subject to time constraints. Questions regarding personal matters, including, but not limited to, those related to employment or product issues, are not pertinent to 2022 Annual Meeting matters and therefore will be answered only at the discretion of the meeting’s Chair. Any questions pertinent to 2022 Annual Meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, www.conagrabrands.com/investor-relations, as soon as practical after the 2022 Annual Meeting.

  95    CONAGRA BRANDS

Additional information regarding the ability of shareholders to ask questions during the 2022 Annual Meeting and related Rules of Conduct will be available at www.virtualshareholdermeeting.com/CAG2022.

Vote Requirements

Quorum: Shares Necessary to Conduct the Business of the Meeting

To conduct the business of the 2022 Annual Meeting, a majority of the shares of common stock outstanding and entitled to vote on the record date must be present in person or by proxy at the 2022 Annual Meeting.

The inspector of elections intends to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspector will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Required to Approve Voting Items

If a quorum is present:

We will hold an election of directors. Each outstanding share of common stock of Conagra Brands is entitled to cast one vote for each director seat. In an uncontested election, a director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required promptly to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “How We Govern” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the election of directors.

We will vote to ratify the appointment of KPMG LLP as our independent auditor for fiscal year 2023. The appointment of KPMG LLP as our independent auditor for fiscal year 2023 will be ratified if approved by a majority of the votes cast. Abstentions are not treated as votes cast and therefore will not affect the outcome of the vote. Because the ratification of the appointment of KPMG LLP as our independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this matter.

We will vote, on an advisory basis, to approve our named executive officer compensation. The advisory resolution to approve our named executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, will be considered adopted if approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the votes on this matter.

We will vote to approve an amendment to our Certificate of Incorporation to allow shareholders to act by written consent. The amendment to our Certificate of Incorporation to allow shareholders to act by written consent will be adopted if approved by the affirmative vote of a majority of the company’s outstanding shares entitled to vote. Accordingly, abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal.

We will vote on a shareholder proposal requesting that the Board amend the Company’s governing documents regarding the offices of the Board Chair and CEO. If properly presented, the shareholder proposal requesting that the Board amend the Company’s governing documents regarding the offices of the Board Chair and CEO must receive the affirmative vote of a majority of the votes cast to be approved. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the votes on this matter.

The shares represented by valid proxies received by internet, by telephone, or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “FOR” the election of each of the nominees for director named in this Proxy Statement; “FOR” the

2022 PROXY STATEMENT      96

ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2023; “FOR” the resolution to approve our named executive officer compensation; “FOR” the Board resolution to amend our Certificate of Incorporation to allow shareholders to act by written consent; and “AGAINST” the shareholder proposal requesting that the Board amend the Company’s governing documents regarding the offices of the Board Chair and CEO. If any matter not described above is properly presented at the 2022 Annual Meeting, the proxy gives authority to the persons named on the proxy card to vote as recommended by the Board on such other matters.

Proxy Solicitation

We have engaged Innisfree M&A Incorporated as our proxy solicitor for the 2022 Annual Meeting at an estimated cost of approximately $17,600 plus disbursements. Our directors, officers, and other employees may also solicit proxies in the ordinary course of their employment. Conagra Brands will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Multiple Shareholders Sharing an Address

Pursuant to SEC rules, only one copy of the Notice of Internet Availability of Proxy Materials, Annual Report, and Proxy Statement is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. We believe these rules benefit everyone by eliminating duplicate mailings that shareholders living at the same address receive, and by reducing our printing and mailing costs. Shareholders living at the same address will continue to receive individual proxy cards for each registered account. We will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report, and Proxy Statement to any shareholder residing at an address to which only one copy was mailed. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household for the 2022 Annual Meeting or for future meetings, please contact our agent, Broadridge, by telephone at (866) 540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, at which point you will begin receiving an individual copy of the proxy materials for each registered account. You can also contact Broadridge at the telephone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Our 2023 Annual Meeting of Shareholders

Shareholder Proposals to be Included in our 2023 Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on April 12, 2023.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2023 Annual Meeting, such nomination shall conform to the applicable requirements set forth in our Bylaws and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted not earlier than March 13, 2023 and not later than the close of business on April 12, 2023. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Conagra Brands or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.

Address any proposals to the Corporate Secretary, Conagra Brands, Inc., 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

  97    CONAGRA BRANDS

Other Shareholder Proposals to be Presented at our 2023 Annual Meeting

Our Bylaws provide that any shareholder proposal, including the nomination of directors, that is sought to be presented directly at the 2023 Annual Meeting but not submitted for inclusion in the Proxy Statement for the 2023 Annual Meeting must be received in writing at our principal executive offices no earlier than May 24, 2023, nor later than June 23, 2023. If the date of the 2023 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2022 Annual Meeting, then the notice must be received not earlier than the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting or the tenth day following the first public announcement of the 2023 Annual Meeting date. Our Bylaws also specify the information that must accompany the notice.

Address proposals to the Corporate Secretary, Conagra Brands, Inc., 222 W. Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

The proxy card for the 2023 Annual Meeting will give us discretionary authority with respect to all shareholder proposals properly brought before the 2023 Annual Meeting that are not included in the Proxy Statement for the 2023 Annual Meeting.

Universal Proxy Rules for Director Nominations

In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Conagra’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, which notice must be postmarked or transmitted electronically to Conagra at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2022 Annual Meeting (for the 2023 Annual Meeting, no later than July 24, 2023). However, if the date of the 2023 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by Conagra.

2022 PROXY STATEMENT      98

Appendix A

Reconciliation of GAAP and Non-GAAP Information

This Proxy Statement contains certain non-GAAP financial measures, including organic net sales, adjusted diluted earnings per share from continuing operations, net leverage ratio and adjusted operating margin. Management considers GAAP financial measures as well as non-GAAP financial measures in its evaluation of the company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance, and financial measures as calculated in accordance with GAAP. Please see our Annual Report on Form 10-K for the fiscal year ended May 29, 2022 for a reporting of our financial results in accordance with GAAP.

Certain of these non-GAAP measures, such as net leverage ratio, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

The following information is provided to reconcile the non-GAAP financial measures disclosed in this Proxy Statement to their most directly comparable GAAP measures.

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

PRELIMINARY COPY – SUBJECT TO COMPLETION

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that Conagra Brands, Inc. intends to release definitive copies of this Proxy Statement to shareholders beginning on or about August 10, 2022.

  A-1    CONAGRA BRANDS

Appendix B

ESG Quick Summary

Board Governance

# of Director Nominees	9

Nominee Independence	89%

Average Nominee Age	63

Average Nominee Tenure	~6

Racial/Ethnic Diversity of Nominees	33%

Gender Diversity of Nominees	33%

Total Diversity of Nominees	66%

Independent Board Chair	Yes

Director Voting Standard	Majority standard; plurality voting in contested elections

Frequency of Director Elections	Annual

Resignation Policy (if director fails to receive majority vote)	Yes

Classified Board	No

Mandatory Retirement Age	72

Term Limits	No

At Least 75% Attendance at Required Meetings	All

Overboarded Directors	None

Annual Board Self-Evaluation Process	Yes

Executive Sessions of Independent Directors	Yes, at each regularly- scheduled Board meeting

Board Governance

Year-Round Shareholder Engagement	Yes

Robust Stock Ownership Guidelines	Yes, for our Board and more than 90 senior employees

Code of Conduct for Directors and Employees	Yes

Director Onboarding and Continuing Education	Yes

Related Party Transactions with Directors	None

Political Contributions	Publicly disclosed

Independent Auditor	KPMG LLP

Shareholder Rights

One Share, One Vote Policy	Yes

Dual-Class Common Stock	No

Cumulative Voting	No

Vote Standard for Charter/Bylaw Amendment	Majority standard

Shareholder Right to Call Special Meeting	No

Shareholder Right to Act by Written Consent	Pending shareholder approval

Board Authorized to Issue Blank-Check Preferred Stock	Yes

Poison Pill	No

Proxy Access Bylaw	Yes

Exclusive Forum Bylaw	Yes

2022 PROXY STATEMENT      B-1

Compensation Practices

Employ Significant Portion of Variable Pay (i.e., Incentives) for Most Senior Employees	Yes

Frequency of Say-on-Pay Advisory Vote	Annual

Employment Agreements with Executive Officers Other Than CEO	No

Excessive Perquisites to Executives	No

Financial and Non-Financial Goals in Executive Compensation	Yes

Independent Compensation Consultant	Frederic W. Cook & Co, Inc.

Clawback Policy	Yes

Incentive Plans Encourage Excessive Risk-Taking	No

Double-Trigger Change of Control Provisions	Yes

Backdating or Repricing of Stock Options Without Shareholder Approval	No

Shares Pledged or Hedged by Directors or Executives	No

CEO Pay Ratio	[ ]

Environmental Practices

Board Oversight of ESG Practices and Strategies	Yes

Climate Change Goals	Yes 2030 targets validated by Science Based Target Initiative and publicly disclosed

Environmental Practices

Sustainable Agriculture Program	Decade of Ag Vision and Birds Eye Agricultural Practices Program

Sustainable Ingredient and Sourcing Practices	Supplier Excellence Program

Sustainable Packaging Target	Publicly disclosed

Sustainability Accounting Standards Board (SASB) Disclosure	Publicly disclosed

Water Risk Management Program	Yes

Zero Waste Approach	Yes

Animal Welfare Policies	Publicly disclosed

Social Engagement

Supplier Code of Conduct	Yes

Statement of Human Rights	Yes

Diversity and Inclusion Initiatives	• CEO Action for Diversity and Inclusion Pledge • 100% score on Human Rights Campaign’s Corporate Equality Index • Supplier Diversity Program • D&I Leadership Council • Inclusive Leadership Program

Representation and Retention Goals for People of Color and Women in Management Roles	Publicly disclosed

Corporate Philanthropy	Conagra Brands Foundation and Corporate and Employee Actions

  B-2    CONAGRA BRANDS

Annex A – Proposed Charter Amendment

ARTICLE XIII

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting existing Article XIII thereof in its entirety and by substituting in lieu thereof the following new Article XIII:

All actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be taken without a meeting by the written consent of the holders of capital stock of the Corporation entitled to vote; provided that no such action may be taken except in accordance with the provisions of this Article, the By-Laws and applicable law.

A. Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article. Any stockholder seeking to have stockholders authorize or take corporate action by written consent without a meeting shall, prior to soliciting any written consents in respect of such action, request that a record date be set for such purpose, by written request addressed to the Secretary, delivered to or mailed and received at the principal executive offices of the Corporation and signed by holders of record at the time such request is delivered representing in the aggregate at least 25% of the outstanding voting stock of the Corporation (the “Requisite Percentage”). The written request must contain the information set forth in Section B of this Article. Following the delivery of the request, the Board of Directors shall, by the later of (i) 10 business days after delivery of a valid request to set a record date and (ii) 5 business days after delivery of any information required by the Corporation to determine the validity of the request for a record date, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request complying with this Section A has been delivered to the Secretary, but no record date has been fixed by the Board of Directors by the date required by the second preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in Section F of this Article; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

B. Request Requirements. Any request required by Section A of this Article (i) must be addressed to the Secretary and delivered to or mailed and received at the principal executive offices of the Corporation by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to own in the aggregate not less than the Requisite Percentage through the date of delivery of written consents signed by a sufficient number of stockholders to authorize or take such action; (ii) must contain an agreement to solicit consents in accordance with Section D of this Article, (iii) must describe the action proposed to be taken by written consent of stockholders, (iv) must contain (1) such information and representations, to the extent applicable, then required by Article II, Section 10 or Article II, Section 11 and any other applicable sections of the By-Laws as though such stockholder was intending to make a nomination or to submit business before a meeting of stockholders and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent), and (v) must include documentary evidence that the requesting stockholder(s) own in the aggregate not less than the Requisite Percentage. The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be requested by the Corporation to determine the validity of the record date request and to determine whether the request relates to an action that may be taken by written consent under this Article. Any requesting stockholder may revoke his, her or its request at any time by written revocation addressed to the Secretary and delivered to or mailed and received at the principal executive offices of the Corporation. Any disposition by a requesting stockholder of any shares of voting stock of the Corporation after the date of the request shall be deemed a revocation of the request with respect to such shares, and each requesting stockholder shall

2022 PROXY STATEMENT

certify to the Secretary on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the action by written consent.

C. Actions Which May Not Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the record date request does not comply with this Article; (ii) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the request for a record date for such action is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iv) an identical or substantially similar item of business, including the nomination, election or removal of directors (as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”)), was presented at a meeting of stockholders held within 90 days before the record date request is received by the Secretary; (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called to be held within 60 days after the record date request is received by the Secretary; or (vi) such record date request was made in a manner that violated Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. For purposes of this Section C, the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors or filling vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

D. Manner of Consent Solicitation. Holders of shares of voting stock of the Corporation may take action by written consent only if consents are solicited by the stockholder or stockholders seeking to take action by written consent from all holders of voting stock of the Corporation entitled to vote on the matter and in accordance with Regulation 14A under the Securities Exchange Act of 1934 without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Securities Exchange Act of 1934 and other applicable law.

E. Date of Consent. Every consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the consent, and no consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section F of this Article and not later than 120 days after the record date, consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation in the manner required by Section F of this Article.

F. Delivery of Consents. No consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until 45 days after the record date. Consents must be delivered to the Corporation pursuant to, and in compliance with, applicable law, including Section 228(d)(1) and (d)(2) of the Delaware General Corporation Law. In the event of the delivery to the Corporation of consents, the Secretary shall provide for the safe-keeping of such consents and any related revocations and may designate one or more persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect such consents. The Secretary or the Inspectors shall promptly conduct a ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in consents have given consent. If after such investigation the Secretary or the Inspectors shall determine that the action purported to have been taken is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the Secretary or the Inspectors may, at the expense of the Corporation, retain legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

G. Effectiveness of Consent. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, no action may be taken by the stockholders by written consent except in accordance with this Article. If the Board of Directors determines that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written

             CONAGRA BRANDS

consent pursuant to, this Article or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary or the Inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with Section F of this Article represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Amended and Restated Certificate of Incorporation.

H. Challenge to Validity of Consent. Nothing contained in this Article shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the Secretary or the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

I. Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

2022 PROXY STATEMENT

OUR BRANDS	Jiffy Pop®
ACT II®	Kid Cuisine®
Alexia®	La Choy®
Andy Capp’s®	Libby’s®
Angie’s BOOMCHICKAPOP®	Log Cabin®
Armour Star®	Manwich®
Banquet®	Marie Callender’s®
Bernstein’s®	Mrs. Butterworth’s®
Bertolli®	Mrs. Paul’s®
BIGS®	Nalley®
Birds Eye®	Odom’s Tennessee Pride®
Blake’s®	Open Pit®
Blue Bonnet®	Orville Redenbacher’s®
Brooks®	P.F. Chang’s Home Menu™®
Celeste® Pizza for One™	PAM®
Chef Boyardee®	Parkay®
Crunch ‘n Munch®	Penrose®
C&W®	Poppycock®
DAVID®	Ranch Style®
Dennison’s®	Reddi-wip®
Duke’s®	RO*TEL®
Duncan Hines®	Rosarita®
Duncan Hines® Wilderness®	Sandwich Bros.®
Earth Balance®	Slim Jim®
EVOL®	Smart Balance®
Fiddle Faddle®	Snack Pack®
Fleischmann’s®	Swiss Miss®
Frontera®	Van Camp’s®
Gardein™®	Van De Kamps®
Gulden’s®	Vlasic®
Healthy Choice®	Voila!®
Hebrew National®	Wish-Bone®
Hungry-Man®	Wolf®
Hunt’s®

Our Notice of Annual Meeting, Proxy Statement, and Annual Report

for the fiscal year ended May 29, 2022 are available at

http://www.conagrabrands.com/investor-relations/financial-reports/annual-reports

222 Merchandise Mart Plaza Suite 1300 Chicago, Illinois 60654

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

During The Meeting - Go to www.virtualshareholdermeeting.com/CAG2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this voting instruction card.
2. Call toll free at 1-800-690-6903.
3. Follow the recorded instructions.

PRELIMINARY COPY – SUBJECT TO COMPLETION

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that Conagra Brands, Inc. intends to release definitive copies of this Proxy Statement to shareholders beginning on or about August 10, 2022.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Complete, sign, and date your voting instruction card.
3. Return your voting instruction card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D58346-P59477	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA BRANDS, INC.
The Board of Directors recommends a vote FOR each of the following nominees for director:
1.	Election of Directors		For	Against	Abstain

	1a.	Anil Arora	☐	☐	☐

	1b.	Thomas K. Brown	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1c.	Emanuel Chirico	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2023	☐	☐	☐

	1d.	Sean M. Connolly	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1e.	George Dowdie	☐	☐	☐	3.	Advisory approval of our named executive officer compensation	☐	☐	☐

	1f.	Fran Horowitz	☐	☐	☐	The Board of Directors recommends a vote FOR this proposal:		For	Against	Abstain

	1g.	Richard H. Lenny	☐	☐	☐	4.	A Board resolution to amend the Certificate of Incorporation to allow shareholders to act by written consent.	☐	☐	☐

	1h.	Melissa Lora	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposal:		For	Against	Abstain

	1i.	Ruth Ann Marshall	☐	☐	☐	5.	A shareholder proposal regarding the office of the Chair and the office of the Chief Executive Officer.	☐	☐	☐

						NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this voting instruction card.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRELIMINARY COPY – SUBJECT TO COMPLETION

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934,

as amended, please be advised that Conagra Brands, Inc. intends to release definitive copies of this

Proxy Statement to shareholders beginning on or about August 10, 2022.

Conagra Brands, Inc. 2022 Annual Meeting of Shareholders

Wednesday, September 21, 2022

11.00 a.m. CDT

www.virtualshareholdermeeting.com/CAG2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

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D58347-P59477

VOTING INSTRUCTION CARD - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Voting Instruction Card is Solicited by the Board of Directors for the

September 21, 2022 Annual Meeting of Shareholders.

As a participant in the Conagra Brands Employee Stock Purchase Plan (the “ESPP”), I hereby direct Computershare, as Trustee, to vote all shares of common stock I hold in this plan account in accordance with the instructions set forth on the reverse side.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR EACH NOMINEE LISTED IN ITEM 1, FOR ITEMS 2, 3, AND 4, AND AGAINST ITEM 5.

If you wish to vote using this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card, indicate the date, and return this card in the enclosed envelope. If you are a current or former employee of Conagra Brands, Inc. and have an interest in the ESPP, your proportionate interest as of August 1, 2022 is shown on this voting instruction card and the instructions you provide will determine how the Trustee will vote. If you do not vote, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet voting instruction authorizes Computershare to vote these shares in the same manner as if you marked, signed, and returned this voting instruction card. Whether you vote by mail, telephone, or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 20, 2022.

Continued and to be signed on reverse side